                                                                    EXHIBIT 2.1









                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                               F.N.B. CORPORATION,

                              SOUTHWEST BANKS, INC.

                                       AND

                            WEST COAST BANCORP, INC.

                          DATED AS OF NOVEMBER 15, 1996

                                TABLE OF CONTENTS

                                                                              PAGE
                                                                              ----

PREAMBLE.....................................................................   1
ARTICLE 1 - TRANSACTIONS AND TERMS OF MERGER.................................   1
         1.1 Merger..........................................................   1
         1.2 Time and Place of Closing.......................................   2
         1.3 Effective Time..................................................   2
         1.4 Execution of Stock Option Agreement.............................   2


ARTICLE 2 - TERMS OF MERGER..................................................   2
         2.1 Articles of Incorporation.......................................   2
         2.2 Bylaws..........................................................   2
         2.3 Directors.......................................................   2


ARTICLE 3 - MANNER OF CONVERTING SHARES......................................   2
         3.1 Conversion of Shares............................................   2
         3.2 Anti-Dilution Provisions........................................   3
         3.3 Shares Held by West Coast or FNB................................   3
         3.4 Fractional Shares...............................................   3
         3.5 Conversion of Stock Options, Warrants, and Other Rights.........   3


ARTICLE 4 - EXCHANGE OF SHARES...............................................   4
         4.1 Exchange Procedures.............................................   4
         4.2 Rights of Former West Coast Shareholders........................   5


ARTICLE 5 - REPRESENTATIONS AND WARRANTIES OF WEST COAST.....................   6
         5.1 Organization, Standing, and Power...............................   6
         5.2 Authority; No Breach by Agreement...............................   6
         5.3 Capital Stock...................................................   7
         5.4 West Coast Subsidiaries.........................................   7
         5.5 SEC Filings; Financial Statements...............................   8
         5.6 Absence of Certain Changes or Events............................   8
         5.7 Tax Matters.....................................................   9
         5.8 Assets..........................................................  10
         5.9 Environmental Matters...........................................  10
         5.10 Compliance With Laws...........................................  11
         5.11 Labor Relations................................................  11
         5.12 Employee Benefit Plans.........................................  11
         5.13 Material Contracts.............................................  12
         5.14 Legal Proceedings..............................................  13
         5.15 Reports........................................................  13
         5.16 Statements True and Correct....................................  13
         5.17 Accounting, Tax and Regulatory Matters.........................  14
         5.18 State Takeover Laws............................................  14
         5.19 Articles of Incorporation Provisions...........................  14
         5.20 Derivatives Contracts..........................................  14

ARTICLE 6 - REPRESENTATIONS AND WARRANTIES OF FNB AND SOUTHWEST..............  14
         6.1 Organization, Standing, and Power...............................  14
         6.2 Authority; No Breach By Agreement...............................  15
         6.3 Capital Stock...................................................  15
         6.4 FNB Subsidiaries................................................  16
         6.5 SEC Filings; Financial Statements...............................  16
         6.6 Absence of Certain Changes or Events............................  17
         6.7 Tax Matters.....................................................  17
         6.8 Compliance With Laws............................................  17
         6.9  Assets.........................................................  18
         6.10 Legal Proceedings..............................................  18
         6.11 Reports........................................................  19
         6.12 Statements True and Correct....................................  19
         6.13 Accounting, Tax and Regulatory Matters.........................  19
         6.14 Environmental Matters..........................................  19
         6.15 Derivatives Contracts..........................................  20
         6.16 Outstanding West Coast Shares..................................  20


ARTICLE 7 - CONDUCT OF BUSINESS PENDING CONSUMMATION.........................  20
         7.1 Affirmative Covenants of West Coast.............................  20
         7.2 Negative Covenants of West Coast................................  20
         7.3 Covenants of FNB................................................  23
         7.4 Adverse Changes In Condition....................................  23
         7.5 Reports.........................................................  23


ARTICLE 8 - ADDITIONAL AGREEMENTS............................................  24
         8.1 Registration Statement; Proxy Statement; Shareholder Approval...  24
         8.2 Applications....................................................  24
         8.3 Filings With State Offices......................................  24
         8.4 Agreement As To Efforts To Consummate...........................  24
         8.5 Access to Information; Confidentiality .........................  25
         8.6 Divided Equivalency ............................................  25
         8.7 Current Information ............................................  25
         8.8 Other Actions ..................................................  26
         8.9 Press Releases..................................................  26
         8.10 Certain Actions................................................  26
         8.11 Accounting and Tax Treatment...................................  26
         8.12 Takeover Laws..................................................  26
         8.13 Articles of Incorporation Provisions...........................  26
         8.14 Agreement of Affiliates........................................  27
         8.15 Employee Benefits..............................................  27
         8.16 Employment Contracts of Certain Officers of West Coast.........  27
         8.17 Indemnification................................................  28


ARTICLE  9 - CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE...............  28
         9.1 Conditions to Obligations of Each Party.........................  28
         9.2 Conditions to Obligations of FNB................................  29
         9.3 Conditions to Obligations of West Coast.........................  30

ARTICLE 10 - TERMINATION.....................................................  31
         10.1 Termination....................................................  31
         10.2 Effect of Termination..........................................  33
         10.3 Non-Survival of Representations and Covenants..................  33


ARTICLE 11 - MISCELLANEOUS...................................................  33
         11.1 Definitions....................................................  33
         11.2 Expenses.......................................................  40
         11.3 Brokers and Finders............................................  40
         11.4 Entire Agreement...............................................  41
         11.5 Amendments.....................................................  41
         11.6 Obligations of FNB.............................................  41
         11.7 Waivers........................................................  41
         11.8 Assignment.....................................................  42
         11.9 Notices........................................................  42
         11.10 Governing Law.................................................  43
         11.11 Counterparts..................................................  43
         11.12 Captions......................................................  43
         11.13 Enforcement of Agreement......................................  43
         11.14 Severability..................................................  43

                                LIST OF EXHIBITS

      EXHIBIT
      NUMBER                              DESCRIPTION
      ------                              -----------
        1.          FORM OF STOCK OPTION AGREEMENT. (SECTION 1.4).
        2.          FORM OF AGREEMENT OF AFFILIATES OF WEST COAST. (SECTION
                    8.14).

                          AGREEMENT AND PLAN OF MERGER


         THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of November 15, 1996, by and among F.N.B. CORPORATION ("FNB"), a Pennsylvania corporation having its principal office located in Hermitage, Pennsylvania; SOUTHWEST BANKS, INC. ("Southwest"), a Florida corporation having its principal office located in Naples, Florida, which will be a wholly owned subsidiary of FNB on or about January 19, 1997 pursuant to the terms of that certain Agreement and Plan of Merger dated February 2, 1996 among Southwest, FNB and Southwest Affiliation Corporation, a wholly owned subsidiary of FNB (the "FNB/Southwest Merger"); and WEST COAST BANCORP, INC. ("West Coast"), a Florida corporation having its principal office located in Cape Coral, Florida.

                                    PREAMBLE

         The Boards of Directors of West Coast and FNB are of the opinion that the acquisition described herein is in the best interests of the parties and their respective shareholders. This Agreement provides for the acquisition of West Coast by FNB pursuant to the merger of West Coast with and into Southwest (the "Merger"). In the event that the FNB/Southwest Merger has not been consummated prior to the effective time of the Merger, FNB will substitute another of its wholly owned subsidiaries as a party to this Agreement in place of Southwest. At the effective time of such Merger, the outstanding shares of the capital stock of West Coast shall be converted into the right to receive shares of the common stock of FNB (except as provided herein). As a result, shareholders of West Coast shall become shareholders of FNB. The transactions described in this Agreement are subject to the approvals of the shareholders of West Coast, the Board of Governors of the Federal Reserve System, the Florida Department of Banking and Finance, and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that the Merger (as hereinafter defined) for federal income tax purposes shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code, and for accounting purposes shall qualify for treatment as a pooling of interests.

         Immediately after the execution and delivery of this Agreement, as a condition and inducement to FNB's willingness to enter into this Agreement, West Coast and FNB are entering into a stock option agreement (the "Stock Option Agreement"), in substantially the form of Exhibit 1, pursuant to which West Coast is granting to FNB an option to purchase shares of West Coast Common Shares.

         Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

         NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the parties agree as follows:

                                    ARTICLE 1

                        TRANSACTIONS AND TERMS OF MERGER

         1.1 Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, West Coast shall be merged with and into Southwest in accordance with the provisions of the Florida Business Corporation Act (the "FBCA"). The separate corporate existence of West Coast shall thereupon cease, and Southwest shall be the Surviving Corporation resulting from the Merger and shall continue to be governed by the Laws of the State of Florida. The Merger shall have the effects specified in the FBCA. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of West Coast, FNB and Southwest.

         1.2 Time and Place of Closing. The Parties shall use their reasonable efforts to cause the closing of the transactions contemplated by this Agreement to take place at 9:00 A.M. on or before the fifth business day (as designated by FNB) but not prior to the second business day following the Effective Time, or at such other time as the Parties, acting through their chief executive officers or chief financial officers, may mutually agree. The place of closing shall be at such location as may be mutually agreed upon by the Parties.

         1.3 Effective Time. The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time the Florida Articles of Merger containing the provisions required by, and executed in accordance with the FBCA, shall have been accepted for filing by the Secretary of State of the State of Florida or at such later date and time as is agreed upon by the Parties as specified in the Florida Articles of Merger (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by each Party, the Effective Time shall occur on the last to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger if such action is required, and (ii) the date on which the shareholders of West Coast approve this Agreement to the extent such approval is required by applicable Law.

         1.4 Execution of Stock Option Agreement. Concurrently with the execution of this Agreement and as a condition thereto, West Coast is executing and delivering to FNB the Stock Option Agreement.

                                    ARTICLE 2

                                 TERMS OF MERGER

         2.1 Articles of Incorporation. Pursuant to the Merger, the Articles of Incorporation of Southwest in effect at the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until otherwise amended or repealed.

         2.2 Bylaws. Pursuant to the Merger, the Bylaws of Southwest in effect at the Effective Time shall be the Bylaws of the Surviving Corporation until otherwise amended or repealed.

         2.3 Directors. Upon the Effective Time, the directors of West Coast shall be elected as directors for a term of one year of a subsidiary bank of FNB having its headquarters in Lee County, Florida and FNB shall cause directors fees to be paid to such individuals for such term in an amount at least equal to the higher of the amount currently paid to the directors of the Southwest Subsidiaries or the amount currently paid to the West Coast directors.

                                    ARTICLE 3

                           MANNER OF CONVERTING SHARES

         3.1 Conversion of Shares. Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of FNB, Southwest or West Coast, or the shareholders of any of the foregoing, the shares of the constituent corporations shall be converted as follows:

                  (a) Each of the Surviving Corporation common shares issued and outstanding immediately prior to the Effective Time shall remain outstanding and issued entirely to FNB.

                  (b) Each share of FNB Capital Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

                  (c) Each of the West Coast Common Shares (excluding shares to be canceled pursuant to Section 3.3 of the Agreement) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into the right to receive and exchanged for.794 shares of FNB Common Stock (the "Exchange Ratio").

         3.2 Anti-Dilution Provisions. In the event FNB changes the number of shares of FNB Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification or similar transaction with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

         3.3 Shares Held by West Coast or FNB. Each of the West Coast Common Shares held by West Coast or by any FNB Company, in each case other than those West Coast Common Shares held in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

         3.4 Fractional Shares. Notwithstanding any other provision of this Agreement, each holder of West Coast Common Shares exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of FNB Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of FNB Common Stock multiplied by the "market value" of one share of FNB Common Stock at the Effective Time. The market value of one share of FNB Common Stock at the Effective Time shall be the average of the high bid and low asked prices of such common stock in the over-the-counter market, as reported by Nasdaq (or, if not reported thereby, any other authoritative source selected by FNB) on the last trading day preceding the Effective Time. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

         3.5 Conversion of Stock Options, Warrants, and Other Rights.

         (a) At the Effective Time, each award, option, warrant, or other right to purchase or acquire West Cost Common Shares pursuant to stock awards, stock options, warrant agreements, or stock appreciation rights ("West Coast Options") granted by West Coast under the West Coast Stock Plans or otherwise (including, without limitation, those warrants issued to certain officers and directors of West Coast), which are outstanding at the Effective Time and as were previously listed and described in Section 3.5 of the West Coast Disclosure Memorandum, whether or not vested or exercisable, shall be converted into and become rights with respect to FNB Common Stock, and FNB shall assume each West Coast Option, in accordance with the terms of the West Coast Stock Plan and stock option agreement or warrant agreement by which it is evidenced, except that from and after the Effective Time, (i) FNB and its Compensation Committee shall be substituted for West Coast and the committee of West Coast's Board of Directors (including, if applicable, the entire Board of Directors of West Coast) administering such West Coast Stock Plan, (ii) each West Coast Option assumed by FNB may be exercised solely for shares of FNB Common Stock (or cash in the case of stock appreciation rights), (iii) the number of shares of FNB Common Stock subject to such West Coast Option shall be equal to the number of shares of West Coast Common Shares subject to such West Coast Option immediately prior to the Effective Time multiplied by the Exchange Ratio, and (iv) the per share exercise price (or similar threshold price, in the case of stock awards) under each such West Coast Option shall be adjusted by dividing the per share exercise (or threshold) price under each such West Coast Option by the Exchange Ratio and rounding up to the nearest cent. Notwithstanding the provisions of clause (iii) of the preceding sentence, FNB shall not be obligated to issue any fraction of a share of FNB Common Stock upon exercise of West Coast Options and any fraction of a share of FNB Common Stock that otherwise would be subject to a converted West Coast Option shall represent the right to receive a cash payment equal to the product of such fraction and the difference between the "market value" as defined in Section 3.4 of one share of FNB Common Stock and the per share exercise price of such right. In addition, notwithstanding the provisions of clauses (iii) and (iv) of the first sentence of this Section 3.5(a), each West Coast Option which is an "incentive stock option" shall be adjusted as required by Section 424 of the Internal Revenue Code, and the regulations promulgated thereunder, so as not to constitute a modification, extension, or renewal of the option, within the meaning of Section 424(h) of the Internal Revenue Code. FNB agrees to take all necessary steps to effectuate the foregoing provisions of this Section 3.5.

         (b) As soon as practicable after the Effective Time, FNB shall deliver to the participants in each West Coast Stock Plan an appropriate notice setting forth such participant's rights pursuant thereto and the grants pursuant to such West Coast Stock Plan shall continue in effect on the same terms and conditions (subject to the adjustments required by Section 3.5(a) of this Agreement after giving effect to the Merger), and FNB shall comply with the terms of each West Coast Stock Plan to ensure, to the extent required by, and subject to the provisions of, such West Coast Stock Plan, the West Coast Options which qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options after the Effective Time. At or prior to the Effective Time, FNB shall take all corporate action necessary to reserve for issuance sufficient shares of FNB Common Stock for delivery upon exercise of West Coast Options assumed by FNB in accordance with this Section 3.5. As soon as practicable after the Effective Time, FNB shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of FNB Common Stock subject to such options and shall use its reasonable efforts to maintain the effectiveness of such registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, FNB shall administer the West Coast Stock Plan assumed pursuant to this Section 3.5 in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent the West Coast Stock Plan complied with such rule prior to the Merger.

         (c) All restrictions or limitations on transfer with respect to West Coast Common Shares awarded under the West Coast Stock Plans, to the extent that such restrictions or limitations shall not have already lapsed, and except as otherwise expressly provided in such plan, program, or arrangement, shall remain in full force and effect with respect to shares of FNB Common Stock into which such restricted stock is converted pursuant to Section 3.1 of this Agreement.

                                    ARTICLE 4

                               EXCHANGE OF SHARES

         4.1 Exchange Procedures. At the Effective Time, FNB shall deposit, or shall cause to be deposited, with the Exchange Agent selected by FNB (the "Exchange Agent") certificates evidencing shares of FNB

Common Stock and cash in such amounts necessary to provide all consideration required to be exchanged by FNB for West Coast Common Shares pursuant to the terms of this Agreement. Promptly after the Effective Time, FNB shall cause the Exchange Agent to mail to the former shareholders of West Coast appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of West Coast Common Shares shall pass, only upon proper delivery of such certificates to the Exchange Agent). After the Effective Time, each holder of shares of West Coast Common Shares (other than shares to be canceled pursuant to Section 3.3 of this Agreement) issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to the Exchange Agent and shall upon surrender thereof promptly receive in exchange therefor the consideration provided in Section 3.1 of this Agreement, together with all declared but undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section 4.2 of this Agreement. To the extent required by Section 3.4 of this Agreement, each holder of West Coast Common Shares issued and outstanding at the Effective Time also shall receive, upon surrender of the certificate or certificates representing such shares, cash in lieu of any fractional share of FNB Common Shares to which such holder may be otherwise entitled (without interest). FNB shall not be obligated to deliver the consideration to which any former holder of West Coast Common Shares is entitled as a result of the Merger until such holder surrenders such holder's certificate or certificates representing the West Coast Common Shares for exchange as provided in this Section 4.1. The certificate or certificates of West Coast Common Shares so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of this Agreement notwithstanding, neither FNB nor the Exchange Agent shall be liable to a holder of West Coast Common Shares for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law.

         4.2 Rights of Former West Coast Shareholders. At the Effective Time, the stock transfer books of West Coast shall be closed as to holders of West Coast Common Shares immediately prior to the Effective Time and no transfer of West Coast Common Shares by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of
Section 4.1 of this Agreement, each certificate theretofore representing West Coast Common Shares (other than shares to be canceled pursuant to Section 3.3 of this Agreement) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 3.1 and 3.4 of this Agreement in exchange therefor, subject, however, to FNB's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by West Coast in respect of such West Coast Common Shares in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. Until 90 days after the Effective Time, former shareholders of record of West Coast shall be entitled to vote at any meeting of FNB stockholders the number of shares of FNB Common Stock into which their respective West Coast Common Shares are converted, regardless of whether such holders have exchanged their certificates representing West Coast Common Shares for certificates representing FNB Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by FNB on the FNB Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement, but beginning 30 days after the Effective Time no dividend or other distribution payable to the holders of record of FNB Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of West Coast Common Shares issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in
Section 4.1 of this Agreement. However, upon surrender of such West Coast Common Shares certificate, both the FNB Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered dividends and cash payments to be paid for fractional share interests (without interest) shall be delivered and paid with respect to each share represented by such certificate. Any portion of the consideration (including the proceeds of any investments thereof) which had been made available to the Exchange Agent pursuant to Section 4.1 of this Agreement that remain unclaimed by the shareholders of West Coast for six months after the Effective Time shall be paid to FNB. Any shareholders of West Coast who have not theretofore complied with this Article 4 shall thereafter look only to FNB for payment of their shares of FNB Common Stock, cash in lieu of fractional shares, and unpaid dividends and distributions on the FNB Common Stock deliverable in respect of each West Coast Common Share such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

                                    ARTICLE 5

                  REPRESENTATIONS AND WARRANTIES OF WEST COAST

         West Coast hereby represents and warrants to FNB as follows:

         5.1 Organization, Standing, and Power. West Coast is a corporation duly organized, validly existing, and in active status under the laws of the State of Florida, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its material Assets. West Coast is duly qualified or licensed to transact business as a foreign corporation and is in good standing in each jurisdiction where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the West Coast and its Subsidiaries taken as a whole.

         5.2 Authority; No Breach by Agreement.

         (a) West Coast has the corporate power and authority necessary to execute and deliver this Agreement, and, subject to the approval and adoption of this Agreement by the shareholders of West Coast, to perform its obligations under this Agreement and consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement by West Coast and the consummation by West Coast of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of West Coast, subject to the approval of this Agreement by its shareholders as contemplated by Section 8.1 hereof. Subject to such requisite shareholder approval (and assuming due authorization, execution, and delivery by FNB and Surviving Corporation), this Agreement represents a legal, valid, and binding obligation of West Coast, enforceable against West Coast in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought). The affirmative vote of the holders of a majority of the outstanding West Coast Common Shares is the only shareholder vote necessary to approve this Agreement and the transactions contemplated hereby. The West Coast Board of Directors has received from Advest, Inc. a letter dated as of the date of this Agreement to the effect that, in the opinion of such firm, the Exchange Ratio is fair, from a financial point of view, to the holders of West Coast Common Shares.

         (b) Except as disclosed in Section 5.2(b) of the West Coast Disclosure Memorandum, neither the execution and delivery of this Agreement by West Coast, nor the consummation by West Coast of the transactions contemplated hereby, nor compliance by West Coast with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of West Coast's Articles of Incorporation or Bylaws, or, (ii) constitute or result in a default under, or result in the creation of any Lien on any material Asset of any West Coast Company under, or require any consent pursuant to, any Contract or Permit of any West Coast Company, where such default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on West Coast and its Subsidiaries taken as a whole, or, (iii) subject to receipt of the requisite Consents referred to in Sections 9.1(a), (b) and (c) of this Agreement, violate any Order or, to its knowledge, any law applicable to any West Coast Company or any of their respective material Assets which will have a Material Adverse Effect on West Coast and its Subsidiaries taken as a whole.

         (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the Nasdaq, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Small Business Administration, Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on West Coast and its Subsidiaries, taken as a whole; no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by West Coast of the Merger and the other transactions contemplated in this Agreement.

         5.3 Capital Stock.

         (a) The authorized capital stock of West Coast consists of (i) 7,500,000 West Coast Common Shares, of which 1,544,466 shares are issued and outstanding as of the date of this Agreement and not more than 1,718,691 shares will be issued and outstanding at the Effective Time, and (ii) 2,500,000 preferred shares, par value $1.00 per share, none of which is issued and outstanding. All of the issued and outstanding West Coast Common Shares are duly and validly issued and outstanding and are fully paid and nonassessable under the FBCA. None of the outstanding West Coast Common Shares has been issued in violation of any preemptive rights. West Coast has reserved 239,700 West Coast Common Shares for issuance under the West Coast Stock Plans, pursuant to which options and warrants to purchase not more than 174,225 West Coast Common Shares are outstanding.

         (b) Except as set forth in Section 5.3(a) of this Agreement, or as provided pursuant to the Stock Option Agreement, there are no shares of capital stock or other equity securities of West Coast outstanding and no outstanding Rights relating to the capital stock of West Coast.

         5.4 West Coast Subsidiaries. Except as disclosed in Section 5.4 of the West Coast Disclosure Memorandum, the list of Subsidiaries of West Coast filed by West Coast with its most recent West Coast SEC Report on Form 10-KSB is a true and complete list of all of the West Coast Subsidiaries as of the date of this Agreement. Except as disclosed in Section 5.4 of the West Coast Disclosure Memorandum, West Coast or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock of each West Coast Subsidiary. No equity securities of any West Coast Subsidiary are or may become required to be issued (other than to another West Coast Company) by reason of any Rights, and there are no Contracts by which any West Coast Subsidiary is bound to issue (other than to another West Coast Company) additional shares of its capital stock or Rights or by which any West Coast Company is or may be bound to transfer any shares of the capital stock of any West Coast Subsidiary (other than to another West Coast Company). There are no Contracts relating to the rights of any West Coast Company to vote or to dispose of any shares of the capital stock of any West Coast Subsidiary. All of the shares of capital stock of each West Coast Subsidiary held by a West Coast Company are fully paid and nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized (except, in the case of Subsidiaries that are national banks, for the assessment contemplated by 12 U.S.C. ss. 55), and are owned by the West Coast Company free and clear of any Lien. Each West Coast Subsidiary is either a bank or a corporation, and is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each West Coast Subsidiary is duly qualified or licensed to transact business as a foreign corporation and is in good standing in each jurisdiction where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on West Coast and its Subsidiaries taken as a whole. Each West Coast Subsidiary that is a depository institution is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in which are insured by the Bank Insurance Fund.

         5.5 SEC Filings; Financial Statements.

         (a) West Coast has filed or will file and has made or will make available to FNB all forms, reports, and documents required to be filed by West Coast with the SEC since January 1, 1993 (collectively, the "West Coast SEC Reports"). The West Coast SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such West Coast SEC Reports or necessary in order to make the statements in such West Coast SEC Reports, in light of the circumstances under which they were made, not misleading (except any statement or omission therein which has been corrected or otherwise disclosed or updated in a subsequent West Coast SEC Report). Except for West Coast Subsidiaries that are registered as a broker, dealer or investment advisor, none of West Coast's Subsidiaries is required to file any forms, reports, or other documents with the SEC. West Coast has made available to FNB a copy of the balance sheets and the related consolidated statements of income, consolidated statement of changes in shareholders' equity (including related notes and schedules) of its subsidiary banks as of and for the three year period ended December 31, 1995 and consolidated statements or earnings releases for West Coast and its consolidated subsidiaries as of and for the three year period ended December 31, 1995 and subsequent interim periods that have been prepared by or for West Coast as of the date of this Agreement.

         (b) Each of the West Coast Financial Statements (including, in each case, any related notes) contained in any West Coast SEC Report on Form 10-QSB or Form 10-KSB, including any West Coast SEC Report on Form 10-QSB or Form 10-KSB filed after the date of this Agreement until the Effective Time, are or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated therein or in the notes to such financial statements, or, in the case of unaudited statements, as permitted by Form 10-QSB of the SEC), and present or will present fairly the consolidated financial position of West Coast and its Subsidiaries at the respective dates and the consolidated results of its operations and cash flows at and for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount, and except for the absence of certain footnote information in the unaudited statements.

         5.6 Absence of Certain Changes or Events. Except as disclosed in
Section 5.6 of the West Coast Disclosure Memorandum and except as set forth in West Coast SEC Reports filed prior to the date of this

Agreement, since June 30, 1996, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on West Coast and its Subsidiaries taken as a whole, and (ii) the West Coast Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of West Coast provided in Article 7 of this Agreement.

         5.7 Tax Matters.

         (a) All Tax Returns required to be filed by or on behalf of any of the West Coast Companies have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before September 30, 1996, except to the extent that all such failures to file, taken together, are not reasonably likely to have a Material Adverse Effect on West Coast, and to the Knowledge of West Coast, all Tax Returns filed are complete and accurate in all material respects. All Taxes shown on filed Tax Returns have been paid. There is no audit examination, deficiency, or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on West Coast and its Subsidiaries taken as a whole, except as reserved against in the West Coast Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 5.7 of the West Coast Disclosure Memorandum. All Taxes and other liabilities due with respect to completed and settled examinations or concluded Litigation have been paid, accrued or provided for as disclosed in
Section 5.7 of the West Coast Disclosure Memorandum.

         (b) Except as disclosed in Section 5.7 of the West Coast Disclosure Memorandum, none of the West Coast Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any material Tax due that is currently in effect.

         (c) Except as disclosed in Section 5.7 of the West Coast Disclosure Memorandum, adequate provision for any Taxes due or to become due for any of the West Coast Companies for the period or periods through and including the date of the respective West Coast Financial Statements has been made and is reflected on such West Coast Financial Statements.

         (d) Deferred Taxes of the West Coast Companies and related valuation allowance have been adequately provided for in the West Coast Financial Statements in accordance with GAAP.

         (e) To the knowledge of West Coast, each of the West Coast Companies is in compliance with, and its records contain all information and documents (including properly completed Internal Revenue Service Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on West Coast and its Subsidiaries taken as a whole.

         (f) There are no Liens with respect to Taxes upon any of the assets of the West Coast Companies except for loans on the Subsidiaries' books generated in the normal course of business.

         (g) No West Coast Company has filed any consent under Section 341(f) of the Internal Revenue Code concerning collapsible corporation.

         (h) All material elections with respect to Taxes affecting the West Coast Companies as of the date of this Agreement have been or will be timely made as set forth in Section 5.7 of the West Coast Disclosure Memorandum. After the date hereof, other than as set forth in Section 5.7 of the West Coast Disclosure Memorandum, no election with respect to Taxes will be made without the prior written consent of FNB, which consent will not be unreasonably withheld.

         5.8 Assets. Except as disclosed in Section 5.8 of the West Coast Disclosure Memorandum, the West Coast Companies have good and marketable title, free and clear of all Liens (except for those Liens which are not likely to have a Material Adverse Effect on West Coast or its Subsidiaries taken as a whole), to all of their respective material Assets, reflected in West Coast Financial Statements as being owned by West Coast as of the date hereof. All material tangible properties used in the businesses of the West Coast Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with West Coast's past practices. All Assets which are material to West Coast's business on a consolidated basis, held under leases or subleases by any of the West Coast Companies, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. The West Coast Companies currently maintain insurance in amounts, scope, and coverage as disclosed in Section 5.8 of the West Coast Disclosure Memorandum. None of the West Coast Companies has received written notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. Except as disclosed in Section 5.8 of the West Coast Disclosure Memorandum, to the Knowledge of West Coast there are presently no occurrences giving rise to a claim under such policies of insurance and no notices have been given by any West Coast Company under such policies.

         5.9 Environmental Matters.

         (a) To the Knowledge of West Coast, except as disclosed in Section 5.9 of the West Coast Disclosure Memorandum, each West Coast Company, its Participation Facilities, and its Loan Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, a Material Adverse Effect on West Coast and its Subsidiaries taken as a whole.

         (b) Except as disclosed in Section 5.9 of the West Coast Disclosure Memorandum, to the Knowledge of West Coast, there is no Litigation pending or threatened before any court, governmental agency, or authority or other forum in which any West Coast Company or any of its Loan Properties or Participation Facilities has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, or involving any of its Loan Properties or Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on West Coast and its Subsidiaries taken as a whole.

         (c) To the Knowledge of West Coast, except as disclosed in Section 5.9 of the West Coast Disclosure Memorandum, there is no reasonable basis for any Litigation of a type described above in Section 5.9(b), except such as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on West Coast and its Subsidiaries taken as a whole.

         (d) To the Knowledge of West Coast, except as disclosed in Section 5.9 of the West Coast Disclosure Memorandum, during the period of (i) West Coast's or any of its Subsidiaries' ownership or operation of any of their respective properties, (ii) West Coast's or any of its Subsidiaries' participation in the management of any Participation Facility, or (iii) West Coast's or any of its Subsidiaries' holding a security interest in a Loan Property, to the Knowledge of West Coast there have been no releases of Hazardous Material in, on, under, or affecting any Participation Facility or Loan Property of a West Coast Company, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on West Coast and its Subsidiaries taken as a whole.

         5.10 Compliance With Laws. West Coast is duly registered as a bank holding company under the BHC Act. Each West Coast Company has in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on West Coast and its Subsidiaries taken as a whole. None of the West Coast Companies is presently in default under any such Permit, other than defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on West Coast and its Subsidiaries taken as a whole. Except as disclosed in Section 5.10 of the West Coast Disclosure Memorandum, none of the West Coast Companies:

                  (a) to the Knowledge of West Coast is in violation of any Laws or Orders, applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on West Coast and its Subsidiaries taken as a whole; and

                  (b) has received any written notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any West Coast Company is not in substantial compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on West Coast and its Subsidiaries taken as a whole, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, a Material Adverse Effect on West Coast and its Subsidiaries taken as a whole, or (iii) requiring any West Coast Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

         5.11 Labor Relations. No West Coast Company is the subject of any Litigation asserting that it or any other West Coast Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it or any other West Coast Company to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving any West Coast Company, pending or to the Knowledge of West Coast threatened, nor is there any activity involving any West Coast Company's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

         5.12 Employee Benefit Plans.

         (a) West Coast has disclosed in Section 5.12 of the West Coast Disclosure Memorandum, and has delivered or made available to FNB prior to the execution of this Agreement copies or summaries in each case of, all material pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including "employee benefit plans" (as that term is defined in Section 3(3) of ERISA), currently adopted, maintained by, sponsored in whole or in part by, or contributed to by West Coast or any of its Subsidiaries for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "West Coast Benefit Plans"). Any of the West Coast Benefit Plans which is an "employee pension benefit plan" (as that term is defined in Section 3(2) of ERISA) is referred to herein as a "West Coast ERISA Plan." No West Coast Benefit Plan is or has been a multi-employer plan within the meaning of Section 3(37) of ERISA.

         (b) Except as disclosed in the West Coast Disclosure Memorandum, all West Coast Benefit Plans are in compliance in all material respects with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws, the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on West Coast and its Subsidiaries on a consolidated basis.

         (c) Except as disclosed in the West Coast Disclosure Memorandum, no West Coast ERISA Plan which is a "defined benefit pension plan" (as defined in Section 4140 of the Internal Revenue Code) has any "unfunded current liability" (as that term is defined in Section 302(d)(8)(A) of ERISA) and the present fair market value of the assets of any such plan exceeds the plan's "benefit liabilities" (as that term is defined in Section 4001(a)(16) of ERISA) when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements.

         (d) Except as disclosed in the West Coast Disclosure Memorandum or otherwise provided by this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of West Coast or any of its Subsidiaries from West Coast or any of its Subsidiaries under any West Coast Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any West Coast Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any such benefits, where such payment, increase, or acceleration is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on West Coast and its Subsidiaries on a consolidated basis.

         5.13 Material Contracts. Except as disclosed in Section 5.13 of the West Coast Disclosure Memorandum, none of the West Coast Companies is a party to or subject to the following: (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $100,000, (ii) any Contract relating to the borrowing of money by any West Coast Company or the guarantee by any West Coast Company of any such obligation exceeding $100,000 (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, and Federal Home Loan Bank advances of depository institution Subsidiaries, trade payables, and Contracts relating to borrowings or guarantees made in the ordinary course of business), and (iii) any other Contract or amendment thereto that would be required to be filed as an exhibit to a Form 10-KSB filed by West Coast with the SEC as of the date of this Agreement that has not been filed as an exhibit in an West Coast SEC Report, or in another SEC Document (together with all Contracts referred to in Sections 5.8 and 5.12(a) of this Agreement, the "West Coast Contracts"). With respect to each West Coast Contract and except as disclosed in Section 5.13 of the West Coast Disclosure Memorandum: (i) each West

Coast Contract is in full force and effect; (ii) no West Coast Company is in default thereunder, other than defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on West Coast; (iii) no West Coast Company has repudiated or waived any material provision of any such West Coast Contract; and (iv) no other party to any such Contract is, to the Knowledge of West Coast, in default in any material respect, other than defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on West Coast and its Subsidiaries taken as a whole, or has repudiated or waived any material provision thereunder. Except for Federal Home Loan Bank advances, all of the indebtedness of any West Coast Company for money borrowed is prepayable at any time by such West Coast Company without penalty or premium.

         5.14 Legal Proceedings. Except as disclosed in Section 5.14 of the
West Coast Disclosure Memorandum, there is no Litigation instituted or pending, or, to the Knowledge of West Coast, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any West Coast Company, or against any Asset, employee benefit plan, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on West Coast, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any West Coast Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on West Coast. Section 5.14 of the West Coast Disclosure Memorandum includes a summary report of all Litigation as of the date of this Agreement to which any West Coast Company is a party and which names a West Coast Company as a defendant or cross-defendant and where the estimated maximum exposure is $25,000 or more.

         5.15 Reports. Since January 1, 1996, each West Coast Company has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file, which failure to file or amend is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on West Coast and its Subsidiaries taken as a whole, with any Regulatory Authorities. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws enforced or promulgated by the SEC. As of its respective date, no such report or document contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on West Coast and its Subsidiaries taken as a whole.

         5.16 Statements True and Correct. None of the information supplied or to be supplied by any West Coast Company or any Affiliate thereof for inclusion in the Registration Statement to be filed by FNB with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any West Coast Company or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to West Coast's shareholders in connection with the Shareholders' Meeting, and any other documents to be filed by a West Coast Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of West Coast, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meeting. All documents that any West Coast Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

         5.17 Accounting, Tax and Regulatory Matters. To the Knowledge of West Coast, neither West Coast nor any Affiliate thereof has taken or agreed to take any action which would, or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

         5.18 State Takeover Laws. Each West Coast Company has taken all necessary action to exempt the transactions contemplated by this Agreement from the provisions of Sections 607.0901 through 607.0903, inclusive, of the FBCA (collectively, "Takeover Laws").

         5.19 Articles of Incorporation Provisions. Each West Coast Company has taken all action so that the entering into this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in any super-majority voting requirement or the grant of any rights to any Person under the Articles of Incorporation, Bylaws, or other governing instruments of any West Coast Company or restrict or impair the ability of FNB or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any West Coast Company that may be directly or indirectly acquired or controlled by it.

         5.20 Derivatives Contracts. Except as disclosed in Section 5.20 of the West Coast Disclosure Memorandum, neither West Coast nor any of its Subsidiaries is a party to or has agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial contract, or any other interest rate or foreign currency protection contract not included on its balance sheet which is a financial derivative contract (including various combinations thereof) (each a "Derivatives Contract"), except for those Derivatives Contracts set forth in Section 5.20 of the West Coast Disclosure Memorandum.


                                    ARTICLE 6

               REPRESENTATIONS AND WARRANTIES OF FNB AND SOUTHWEST

         FNB and Southwest hereby represent and warrant to West Coast as follows:

         6.1 Organization, Standing, and Power.

         (a) FNB is a corporation duly organized, validly existing, and in good standing under the Laws of the Commonwealth of Pennsylvania, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its material Assets. FNB is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FNB.

         (b) Southwest is a corporation duly organized, validly existing, and in active status under the Laws of the State of Florida, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its material Assets. Southwest is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Southwest.

         6.2 Authority; No Breach By Agreement.

         (a) Each of FNB and Southwest has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of FNB and Southwest. This Agreement represents a legal, valid, and binding obligation of FNB and Southwest, enforceable against FNB and Southwest in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

         (b) Neither the execution and delivery of this Agreement by FNB or Southwest, nor the consummation by FNB or Southwest of the transactions contemplated hereby, nor compliance by FNB or Southwest with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of FNB's Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any FNB Company or Southwest under, any Contract or Permit of any FNB Company or Southwest, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FNB or Southwest, or, (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any FNB Company or Southwest or any of their respective material Assets.

         (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of Nasdaq, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FNB and Southwest, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by FNB and Southwest of the Merger and the other transactions contemplated in this Agreement.

         6.3 Capital Stock. The authorized capital stock of FNB consists of 100,000,000 shares of FNB Common Stock, of which 9,233,377 shares were issued and outstanding as of the date of this Agreement and (ii) 20,000,000 shares of FNB Preferred Stock, of which 398,368 shares were issued and outstanding as of September 30, 1996. All of the issued and outstanding shares of FNB Capital Stock are, and all of the FNB Common Stock to be issued in exchange for West Coast Common Shares upon consummation of the Merger will be authorized and reserved for issuance prior to the Effective Time and, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the PBCL. None of the outstanding shares of FNB Capital Stock has been, and none of the shares of FNB Common Stock to be issued in exchange for shares of West Coast Common Shares upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past shareholders of FNB.

         6.4 FNB Subsidiaries. Except as disclosed in Section 6.4 of the FNB Disclosure Memorandum, the list of Subsidiaries of FNB filed by FNB with its most recent FNB Report on Form 10-K is a true and complete list of all of the FNB Subsidiaries as of the date of this Agreement. Except as disclosed in
Section 6.4 of the FNB Disclosure Memorandum, FNB or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock of each FNB Subsidiary. No equity securities of any FNB Subsidiary are or may become required to be issued (other than to another FNB Company) by reason of any Rights, and there are no Contracts by which any FNB Subsidiary is bound to issue (other than to another FNB Company) additional shares of its capital stock or Rights or by which any FNB Company is or may be bound to transfer any shares of the capital stock of any FNB Subsidiary (other than to another FNB Company). There are no Contracts relating to the rights of any FNB Company to vote or to dispose of any shares of the capital stock of any FNB Subsidiary. All of the shares of capital stock of each FNB Subsidiary held by a FNB Company are fully paid and nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized (except, in the case of Subsidiaries that are national banks, for the assessment contemplated by 12 U.S.C. ss. 55), and are owned by the FNB Company free and clear of any Lien. Each FNB Subsidiary is either a bank or a corporation, and is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each FNB Subsidiary is duly qualified or licensed to transact business as a foreign corporation and is in good standing in each jurisdiction where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FNB and its Subsidiaries taken as a whole. Each FNB Subsidiary that is a depository institution is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in which are insured by the Bank Insurance Fund or the Savings Association Insurance Fund.

         6.5 SEC Filings; Financial Statements.

         (a) FNB has filed and made available to West Coast all forms, reports, and documents required to be filed by FNB with the SEC since January 1, 1993, (collectively, the "FNB SEC Reports"). The FNB SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such FNB SEC Reports or necessary in order to make the statements in such FNB SEC Reports, in light of the circumstances under which they were made, not misleading. Except for FNB Subsidiaries that are registered as brokers, dealers, investment advisers, or associated persons thereof, none of the FNB Subsidiaries is required to file any forms, reports or other documents with the SEC.

         (b) Each of the FNB Financial Statements (including, in each case, any related notes) contained in the FNB SEC Reports, including any FNB SEC Reports filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and fairly presented the consolidated financial position of FNB and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

         6.6 Absence of Certain Changes or Events. Since June 30, 1996, except as disclosed in the FNB Financial Statements delivered prior to the date of this Agreement, (i) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FNB, and (ii) the FNB Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of FNB provided in Articles 7 or 8 of this Agreement.

         6.7 Tax Matters.

         (a) All Tax Returns required to be filed by or on behalf of any of the FNB Companies have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1995, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, except to the extent that all such failures to file, taken together, are not reasonably likely to have a Material Adverse Effect on FNB, and all Tax Returns filed are complete and accurate in all material respects. All Taxes shown on filed Tax Returns have been paid. There is no audit examination, deficiency, or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on FNB, except as reserved against in the FNB Financial Statements delivered prior to the date of this Agreement. All Taxes and other liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

         (b) Adequate provision for any Taxes due or to become due for any of the FNB Companies for the period or periods through and including the date of the respective FNB Financial Statements has been made and is reflected on such FNB Financial Statements.

         (c) Deferred Taxes of the FNB Companies have been adequately provided for in the FNB Financial Statements.

         (d) To the Knowledge of FNB, each of the FNB Companies is in compliance with, and its records contain all information and documents (including properly completed Internal Revenue Service Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FNB.

         6.8 Compliance With Laws. FNB is duly registered as a bank holding company under the BHC Act. Each FNB Company has in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FNB. None of the FNB Companies is presently in Default under or in violation of any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FNB. No FNB Company:

                  (a) is in violation of any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FNB; and

                  (b) has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any FNB Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FNB, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FNB, or
         (iii) requiring any FNB Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management or the payment of dividends.

         6.9 Assets. Except as disclosed in Section 6.9 of the FNB Disclosure Memorandum, the FNB Companies have good and marketable title, free and clear of all Liens (except for those Liens which are not likely to have a Material Adverse Effect on FNB or its Subsidiaries taken as a whole), to all of their respective material Assets, reflected in FNB Financial Statements as being owned by FNB as of the date hereof. All material tangible properties used in the businesses of the FNB Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with FNB's past practices. All Assets which are material to FNB's business on a consolidated basis, held under leases or subleases by any of the FNB Companies, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. The FNB Companies currently maintain insurance in amounts, scope, and coverage as disclosed in Section 6.9 of the FNB Disclosure Memorandum. None of the FNB Companies has received written notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. Except as disclosed in Section 6.9 of the FNB Disclosure Memorandum, to the Knowledge of FNB there are presently no occurrences giving rise to a claim under such policies of insurance and no notices have been given by any FNB Company under such policies.

         6.10 Legal Proceedings. Except as disclosed in Section 6.10 of the FNB Disclosure Memorandum, there is no Litigation instituted or pending, or, to the Knowledge of FNB, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any FNB Company, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FNB, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any FNB Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FNB.

         6.11 Reports. Since January 1, 1996, or the date of organization if later, each FNB Company has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Regulatory Authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FNB). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

         6.12 Statements True and Correct. None of the information supplied or to be supplied by any FNB Company or any Affiliate thereof for inclusion in the Registration Statement to be filed by FNB with the SEC, will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any FNB Company or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to West Coast's shareholders in connection with the Shareholders' Meeting, and any other documents to be filed by any FNB Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of West Coast, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meeting. All documents that any FNB Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

         6.13 Accounting, Tax and Regulatory Matters. No FNB Company or any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a)(2)(D) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

         6.14 Environmental Matters.

         (a) To the Knowledge of FNB, except as disclosed in Section 6.14 of the FNB Disclosure Memorandum, each FNB Company, its Participation Facilities, and its Loan Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FNB.

         (b) Except as disclosed in Section 6.14 of the FNB Disclosure Memorandum, there is no Litigation pending, or, to the Knowledge of FNB, threatened before any court, governmental agency, or authority or other forum in which any FNB Company or any of its Loan Properties or Participation Facilities (or any FNB Company in respect of any such Loan Property or Participation Facility) has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, or involving any of its Loan Properties or Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FNB.

         (c) To the Knowledge of FNB, except as disclosed in Section 6.14 of the FNB Disclosure Memorandum, there is no reasonable basis for any Litigation of a type described above in Section 6.14(b), except such as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FNB.

         (d) To the Knowledge of FNB, except as disclosed in Section 6.14 of the FNB Disclosure Memorandum, during the period of (i) FNB's or any of its Subsidiaries' ownership or operation of any of their respective properties, (ii) FNB's or any of its Subsidiaries' participation in the management of any Participation Facility, or (iii) FNB's or any of its Subsidiaries' holding a security interest in a Loan Property, to the Knowledge of FNB there have been no releases of Hazardous Material in, on, under, or affecting any Participation Facility or Loan Property of a FNB Company, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FNB.

         6.15 Derivatives Contracts. Neither FNB nor any of its Subsidiaries is a party to or has agreed to enter into a Derivatives Contract, except for those Derivatives Contracts set forth in Section 6.15 of the FNB Disclosure Memorandum.

         6.16 Outstanding West Coast Shares. As of the date of this Agreement, FNB beneficially owns for its own account (not including those held in a fiduciary or trust capacity for, or on behalf of, unaffiliated third parties) 35,000 West Coast Common Shares. During the term of this Agreement, no FNB Company shall purchase or otherwise acquire beneficial ownership of any additional West Coast Common Shares except pursuant to the terms of this Agreement.

        6.17 Material Contracts. All material Contracts to which FNB is a party and which are required to be filed as exhibits to FNB SEC Reports have been so filed.

                                    ARTICLE 7

                    CONDUCT OF BUSINESS PENDING CONSUMMATION

         7.1 Affirmative Covenants of West Coast. Unless the prior written consent of FNB shall have been obtained, and except as otherwise expressly contemplated herein, West Coast shall and shall cause each of its Subsidiaries to (i) operate its business only in the usual, regular, and ordinary course,
(ii) use its reasonable best efforts to preserve intact its business organization and Assets and maintain its rights and franchises, (iii) use its reasonable efforts to maintain its current employee relationships, and (iv) take no action which would adversely affect the ability of any Party to obtain any Consents of Regulatory Authorities required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section 9.1(b) of this Agreement.

         7.2 Negative Covenants of West Coast. Except as described in Section
7.2 of the West Coast Disclosure Memorandum, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, West Coast covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer, president, chief financial officer, or any executive vice president of FNB:

                  (a) amend the Articles of Incorporation, Bylaws, or other governing instruments of any West Coast Company or, except as expressly contemplated by this Agreement; or


                  (b) make any new loan or other extension of credit to any Person (except those who receive a commitment for a loan or extension of credit prior to the date of this Agreement) in excess of $100,000 (except for loans secured by a owner occupied real property first mortgage or single or 1-4 family residential loan properly margined or secured by liquid assets each of which is less than $500,000); provided, however, that FNB or its designate shall make every reasonable effort to respond to West Coast's request for loan approval in a timely manner and, under normal circumstances, make a decision within three business days; or

                  (c) incur any additional debt obligation or other obligation for borrowed money (other than indebtedness of a West Coast Company to another West Coast Company) in excess of an aggregate of $100,000 (for the West Coast Companies on a consolidated basis) except in the ordinary course of the business of West Coast Subsidiaries consistent with past practices (it being understood and agreed that the incurrence of indebtedness in the ordinary course of business shall include, without limitation, creation of deposit liabilities (except brokered deposits), purchases of federal funds, sales of certificates of deposit, advances from the Federal Reserve Bank or Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any Asset of any West Coast Company of any Lien or permit any such Lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the West Coast Disclosure Memorandum); or

                  (d) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any West Coast Company, or declare or pay any dividend or make any other distribution in respect of West Coast's capital stock (except for (i) regular quarterly dividends paid in accordance with Section 8.6 of this Agreement, (ii) dividends paid by any West Coast Subsidiary, and (iii) acquisition of West Coast Common Shares by any West Coast Subsidiary in a fiduciary or trust capacity in the ordinary course of business; or

                  (e) except for this Agreement, or pursuant to the Stock Option Agreement or pursuant to the exercise of stock options outstanding as of the date hereof and pursuant to the terms thereof in existence on the date hereof, or as disclosed in Section 7.2(e) of the West Coast Disclosure Memorandum, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of West Coast Common Shares or any other capital stock of any West Coast Company, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock, or any security convertible into any such stock; or

                  (f) adjust, split, combine, or reclassify any capital stock of any West Coast Company or issue or authorize the issuance of any other securities in respect of or in substitution for shares of West Coast Common Shares, or sell, lease, mortgage, or otherwise dispose of or otherwise encumber (i) any shares of capital stock of any West Coast Subsidiary
         (unless any such shares of stock are sold or otherwise transferred to another West Coast Company) or (ii) any Asset other than in the ordinary course of business for reasonable and adequate consideration; or

                  (g) except for purchases of United States Treasury securities or United States Government agency securities, which in either case have maturities of five years or less, purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly owned West Coast Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business, (ii) acquisitions of control by a depository institution Subsidiary in its fiduciary capacity, or (iii) the creation of new wholly owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement; or

                  (h) grant any increase in compensation or benefits to the employees or officers of any West Coast Company, except in accordance with past practice disclosed in Section 7.2(h) of the West Coast Disclosure Memorandum or as required by Law; pay any severance or termination pay or any bonus other than pursuant to written policies or written contracts in effect on the date of this Agreement or as otherwise disclosed in Section 7.2(h) of the West Coast Disclosure Memorandum; enter into or amend any severance agreements with officers of any West Coast Company; grant any material increase in fees or other increases in compensation or other benefits to directors of any West Coast Company except in accordance with past practice disclosed in
         Section 7.2(h) of the West Coast Disclosure Memorandum; or voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits; or

                  (i) except as described in Section 7.2(i) of the West Coast Disclosure Memorandum and except for Employment Agreements that may be entered into pursuant to Section 8.16 of this Agreement, enter into or amend any employment Contract between any West Coast Company and any Person (unless such amendment is required by Law) that the West Coast Company does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

                  (j) except as disclosed in Section 7.2(j) of the West Coast Disclosure Memorandum, adopt any new employee benefit plan of any West Coast Company or make any material change in or to any existing employee benefit plans of any West Coast Company other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan; or

                  (k) make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

                  (l) except as disclosed in Section 7.2(l) of the West Coast Disclosure Memorandum, commence any Litigation other than in accordance with past practice or settle any Litigation involving any liability of any West Coast Company for material money damages or restrictions upon the operations of any West Coast Company; or

                  (m) except in the ordinary course of business, modify, amend, or terminate any material Contract other than renewals without a material adverse change of terms, or waive, release, compromise, or assign any material rights or claims; or

                  (n) except for transactions in the ordinary course of business consistent with past practice, make any investment in excess of $100,000 either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity, other than a wholly owned Subsidiary thereof, except as disclosed in Section 7.2 of the West Coast Disclosure Memorandum; or

                  (o) sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets to any individual, corporation or other entity other than a direct or indirect wholly owned Subsidiary, or cancel, release or assign any indebtedness to any such Person or any claims held by any such Person, except in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force at the date of this Agreement; or

                  (p) agree to, or make any commitment to, take any of the actions prohibited by this Section 7.2.

         7.3 Covenants of FNB. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, FNB covenants and agrees that it shall (i) continue to conduct its business and the business of its Subsidiaries in a manner designed in its reasonable judgment, to enhance the long-term value of the FNB Common Stock and the business prospects of the FNB Companies, and (ii) take no action which would (a) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section 9.1(b) of this Agreement, or (b) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement; provided, that the foregoing shall not prevent any FNB Company from discontinuing or disposing of any of its Assets or business if such action is, in the judgment of FNB, desirable in the conduct of the business of FNB and its Subsidiaries. FNB further covenants and agrees that it will not, without the prior written consent of the Chief Executive Officer of West Coast, which consent shall not be unreasonably withheld, amend the Articles of Incorporation or Bylaws of FNB, in each case in any manner adverse to the holders of West Coast Common Shares.

         7.4 Adverse Changes In Condition. Except as disclosed in Section 7.4 of the West Coast Disclosure Schedule, each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

         7.5 Reports. Each Party and their respective Subsidiaries shall file all reports required to be filed by each of them with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material and except for the absence of certain footnote information in the unaudited financial statements). As of their respective dates, such reports filed with the SEC will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.

                                    ARTICLE 8

                              ADDITIONAL AGREEMENTS

         8.1 Registration Statement; Proxy Statement; Shareholder Approval. As soon as practicable after execution of this Agreement (in no event, later than January 31, 1997), FNB shall file the Registration Statement with the SEC, and shall use its reasonable efforts to cause the Registration Statement to become effective under the 1933 Act and take any action required to be taken under the applicable state blue sky or securities Laws in connection with the issuance of the shares of FNB Common Stock upon consummation of the Merger. West Coast shall promptly furnish all information concerning it and the holders of its capital stock as FNB may reasonably request in connection with such action. West Coast shall call a Shareholders' Meeting, to be held on a date that is determined by the Parties to be a mutually desirable date, which date shall be as soon as practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon approval of this Agreement and such other related matters as it deems appropriate. In connection with the Shareholders' Meeting,
(i) West Coast shall prepare and file with the SEC a Proxy Statement relating to the Merger and mail such Proxy Statement to its shareholders, (ii) the Parties shall promptly furnish to each other all information concerning them that they may reasonably request in connection with such Proxy Statement, (iii) the Board of Directors of West Coast shall recommend (subject to compliance with their fiduciary duties under applicable law as advised by counsel) to its shareholders the approval of this Agreement, (iv) shall vote all West Coast Common Shares beneficially owned in favor of the approval of this Agreement, and (v) the Board of Directors and officers of West Coast shall (subject to compliance with their fiduciary duties as advised by counsel) use their reasonable best efforts to obtain such shareholders' approval.

         8.2 Applications. FNB shall promptly prepare and file, and West Coast shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement and thereafter use its reasonable best efforts to cause the Merger to be consummated as expeditiously as possible.

         8.3 Filings With State Offices. Upon the terms and subject to the conditions of this Agreement, FNB shall execute and file the Florida Articles of Merger with the Secretary of State of the State of Florida in connection with the Closing.

         8.4 Agreement As To Efforts To Consummate. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated by this Agreement, including the use of their respective reasonable best efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9 of this Agreement; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Permits and Consents of all third parties and Regulatory Authorities necessary or desirable for the consummation of the transactions contemplated by this Agreement.

         8.5 Access to Information; Confidentiality. From the date hereof to the Effective Time, upon reasonable notice and subject to applicable Laws, FNB and West Coast shall afford each other, and each other's accountants, counsel, and other representatives, during normal working hours for the period of time prior to the Effective Time, reasonable access to all of its and its Subsidiaries' properties, books, contracts, commitments, and records and, during such period, each shall furnish promptly to the other party (i) a copy of each report, schedule, and other document filed or received by it or any of its Subsidiaries during such period pursuant to the requirements of the Securities Laws, (ii) a copy of all filings made with any Regulatory Authorities or other governmental entities in connection with the transactions contemplated by this Agreement and all written communications received from such Regulatory Authorities and governmental entities related thereto, and (iii) all other information concerning its or its Subsidiaries' business, properties and personnel as such other party may reasonably request, including reports of condition filed with Regulatory Authorities. In this regard, without limiting the generality of the foregoing, each of the parties hereto shall notify the other parties hereto promptly upon the receipt by it of any comments from the SEC, or its staff, and of any requests by the SEC for amendments or supplements to the Registration Statement or the Proxy Statement or for additional information and will supply the other parties hereto with copies of all correspondence between it and its representatives, on the one hand, and the SEC or the members of its staff or any other government official, on the other hand, with respect to the Registration Statement or the Proxy Statement. Each party hereto shall, and shall cause its advisors and representatives to (x) conduct its investigation in such a manner which will not unreasonably interfere with the normal operations, customers or employee relations of the other and shall be in accordance with procedures established by the parties having the due regard for the foregoing, and (y) refrain from using for any purposes other than as set forth in this Agreement, and shall treat as confidential, all information obtained by each hereunder or in connection herewith and not otherwise known to them prior to the Effective Time. Except as otherwise agreed to in writing by West Coast, unless and until the Florida Articles of Merger are filed with the Secretary of State of the State of Florida, FNB, and their Subsidiaries and Affiliates will be bound by, and all information received with respect to West Coast pursuant to this Section 8.5 shall be subject to, the terms of that certain confidentiality agreement entered into with West Coast, dated July 15, 1996 (the "Confidentiality Agreement").

         8.6 Divided Equivalency. After the date of this Agreement and until the Effective Time, West Coast may declare and pay quarterly cash dividends to its shareholders in an amount equal to the regular quarterly cash dividend paid by FNB on its Common Stock multiplied by the Exchange Ratio. After the date of this Agreement, and prior to the Effective Time, West Coast shall make all applicable payments due to participants under the West Coast Stock Plan and (the employment agreements of West Coast, and all other applicable benefit plans, including all payments due on or affected by a change in control of West Coast under the terms of such plans).

         8.7 Current Information. During the period from the date of this Agreement until the Effective Time or the termination of this Agreement, each of West Coast and FNB shall, and shall cause its representatives to, confer on a regular and frequent basis with representatives of the other. Each of West Coast and FNB shall promptly notify the other of (i) any material change in its business or operations, (ii) any material complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Regulatory Authority, (iii) the institution or the threats of material litigation involving such party, or (iv) the occurrence, or nonoccurrence, of any event or condition the occurrence, or nonoccurrence, of which would reasonably be expected to cause any of such party's representations or warranties set forth herein that are qualified as to materiality to become untrue or inaccurate in any respect as of the Effective Time, and in each case shall keep the other fully informed with respect thereto.

         8.8 Other Actions. No Party shall, or shall permit any of its Subsidiaries to, take any action, except in every case as may be required by applicable Law, that would or is intended to result in (i) any of its representations and warranties set forth in this Agreement that are qualified as to materiality being or becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material manner having a Material Adverse Effect, (iii) any of the conditions set forth in this Agreement not being satisfied or in a violation of any provision of this Agreement, or (iv) adversely affecting the ability of any of them to obtain any of the Consents or Permits from the Regulatory Authorities (unless such action is required by sound banking practice).

         8.9 Press Releases. Prior to the Effective Time, West Coast and FNB shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 8.9 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

         8.10 Certain Actions. Except with respect to this Agreement and the transactions contemplated hereby, from the date of this Agreement until the Effective Time or termination pursuant to Article 10 hereof, no West Coast Company nor any Affiliate thereof nor any Representatives thereof retained by any West Coast Company shall directly or indirectly solicit any Acquisition Proposal by any Person. Except to the extent necessary to comply with the fiduciary duties of West Coast's Board of Directors as determined after consultation with counsel, no West Coast Company or any Affiliate or representative thereof shall furnish any nonpublic information that it is not legally obligated to furnish or negotiate with respect to, any Acquisition Proposal, but West Coast may communicate information about such an Acquisition Proposal to its shareholders if and to the extent that it is required to do so in order to comply with its legal obligations as advised by counsel. West Coast shall promptly notify FNB orally and in writing in the event that it receives any inquiry or proposal relating to any such transaction. West Coast shall (i) immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any Persons conducted heretofore with respect to any of the foregoing, and (ii) direct and use its reasonable efforts to cause of all its Representatives not to engage in any of the foregoing.

         8.11 Accounting and Tax Treatment. Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify for treatment as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes. FNB and West Coast undertake and agree to use their reasonable efforts to cause the Merger, and to take no action that would cause the Merger not to qualify for pooling-of-interests accounting treatment.

         8.12 Takeover Laws. Each West Coast Company shall take all necessary steps to exempt the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Laws.

         8.13 Articles of Incorporation Provisions. Each West Coast Company shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated hereby do not and will not result in any super-majority voting requirements or the grant of any rights to any Person under the Articles of Incorporation, Bylaws, or other governing instruments of any West Coast Company or restrict or impair the ability of FNB or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any West Coast Company that may be directly or indirectly acquired or controlled by it.

         8.14 Agreement of Affiliates. West Coast has disclosed in Section 8.14 of the West Coast Disclosure Memorandum all Persons whom it reasonably believes are "affiliates" of West Coast for purposes of Rule 145 under the 1933 Act. West Coast shall use its reasonable efforts to cause each such Person to deliver to FNB not later than 30 days prior to the Effective Time, a written agreement, substantially in the form of Exhibit 2 hereto, providing that such Person will not sell, pledge, transfer, or otherwise dispose of the shares of West Coast Common Shares held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer, or otherwise dispose of the shares of FNB Common Stock to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder and until such time as financial results covering at least 30 days of combined operations of FNB and West Coast have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies. Shares of FNB Common Stock issued to such affiliates of West Coast in exchange for shares of West Coast Common Shares shall not be transferable until such time as financial results covering at least 30 days of combined operations of FNB and West Coast have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies, regardless of whether each such affiliate has provided the written agreement referred to in this Section 8.11 (and FNB shall be entitled to place restrictive legends upon certificates for shares of FNB Common Stock issued to affiliates of West Coast pursuant to this Agreement to enforce the provisions of this Section 8.11). FNB shall not be required to maintain the effectiveness of the Registration Statement under the 1933 Act for the purposes of resale of FNB Common Stock by such affiliates.

         8.15 Employee Benefits. Following the Effective Time, FNB shall provide generally to officers and employees of the West Coast Companies, employee benefits under employee benefit plans (other than stock option or other plans involving the potential issuance of FNB Common Stock), on terms and conditions which when taken as a whole are no less favorable than those currently provided by West Coast or those currently provided by the FNB Companies to their similarly situated officers and employees; provided, that, for a period of 12 months after the Effective Time, FNB shall provide generally to officers and employees of West Coast Companies severance benefits in accordance with the policies of Southwest which include a payment to terminated officers and employees of West Coast equal to one week's pay for each year of service. For purposes of participation and vesting (but not benefit accrual under any employee benefit plans of FNB and its subsidiaries other than the West Coast Benefit Plans) under such employee benefit plans, the service of the employees of the West Coast Companies prior to the Effective Time shall be treated as service with a FNB Company participating in such employee benefit plans.

         8.16 Employment Contracts of Certain Officers of West Coast. FNB shall provide Messrs. Geml, Panicaro and Delmotte new FNB employment contracts with such terms and conditions as shall be negotiated between the parties, in exchange for the cancellation by such officers of their existing West Coast employment contracts and corresponding severance pay agreements. In the event any of such officers elect not to enter into such proposed new FNB employment agreements, FNB shall honor the severance pay agreement in the existing West Coast employment agreement of such officer.

         8.17 Indemnification.

         (a) FNB shall, and shall cause the Surviving Corporation (and its successors and assigns) to, indemnify, defend, and hold harmless each person who is now, or has at anytime prior to the date hereof, or who becomes prior to the Effective Time, an officer, director, employee, or agent of West Coast or its Subsidiaries (each, an "Indemnified Party"), after the Effective Time against any and all costs or expenses (including reasonable attorneys' fees), judgments, fines, penalties, losses, claims, damages, liabilities, and amounts paid in settlement in connection with any claim, action, suit, proceeding, or investigation, whether civil, criminal, administrative, or investigative, arising out of or pertaining to any action or omission occurring on or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the fullest extent then permitted under Florida law and by the Articles of Incorporation and Bylaws of West Coast as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any action or suit. Without limiting the foregoing, in any case in which approval by the Surviving Corporation is required to effectuate any indemnification, FNB shall cause the Surviving Corporation to direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel selected by the Indemnified Party. FNB shall, and shall cause the Surviving Corporation, to apply such rights of indemnification in good faith and to the fullest extent permitted by applicable law.

         (b) If FNB or the Surviving Corporation or any of their successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of FNB shall assume the obligations set forth in this Section 8.17.

         (c) The provisions of this Section 8.17 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party, his or her heirs and representatives, and shall survive the consummation of the Merger and be binding on all successors and assigns of FNB and the Surviving Corporation.

         8.18 Listing of Shares on Nasdaq. FNB undertakes, prior to the Effective Time, to cause the shares of FNB Common Stock to be issued pursuant to the Merger to be listed on the Nasdaq Small Cap Market, or such other exchange or Nasdaq market on which the FNB Common Stock trades at the Effective Time.

                                    ARTICLE 9

                CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

         9.1 Conditions to Obligations of Each Party. The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section
11.7 of this Agreement:

                  (a) Shareholder Approval. The shareholders of West Coast shall have approved this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law and the rules and regulations of Nasdaq.

                  (b) Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, such Party would not, in its reasonable judgment, have entered into this Agreement.

                  (c) Consents and Approvals. Other than the filing of the Florida Articles of Merger, each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b) of this Agreement or listed in Section 9.1(c) of the West Coast Disclosure Memorandum) or for the preventing of any default under any Contract of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party.

                  (d) Legal Proceedings. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order (whether temporary, preliminary, or permanent) or taken any other action which prohibits, restricts, or makes illegal consummation of the transactions contemplated by this Agreement.

                  (e) Registration Statement. The Registration Statement shall have been declared effective under the 1933 Act, and no stop orders suspending the effectiveness of the Registration Statement shall have been issued, and no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of FNB Common Stock issuable pursuant to the Merger shall have been received.

                  (f) Pooling of Interests. Ernst & Young, LLP, FNB's independent public accountants, shall have issued a letter dated as of the Effective Time to West Coast and FNB, respectively, to the effect that the Merger shall be accounted for as a pooling-of-interests under GAAP.

                  (g) Tax Matters. Each Party shall have received a written opinion or opinions from Smith, Gambrell and Russell, LLP in a form reasonably satisfactory to such Parties (the "Tax Opinion"), to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and (ii) the exchange in the Merger of West Coast Common Shares for FNB Common Stock will not give rise to gain or loss to the shareholders of West Coast with respect to such exchange (except to the extent of any cash received). In rendering such Tax Opinion, such counsel shall be entitled to rely upon representations of officers of West Coast and FNB reasonably satisfactory in form and substance to such counsel.

         9.2 Conditions to Obligations of FNB. The obligations of FNB to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by FNB pursuant to Section 11.7(a) of this Agreement:

                  (a) Representations and Warranties. For purposes of this
         Section 9.2(a), the accuracy of the representations and warranties of West Coast set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of West Coast set forth in Section 5.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimus in amount). The representations and warranties of West Coast set forth in Sections 5.17, 5.18, 5.19, and 5.20 of this Agreement shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of West Coast set forth in this Agreement (including the representations and warranties set forth in Sections 5.3, 5.17, 5.18, 5.19, and 5.20) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on West Coast; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" shall be deemed not to include such qualifications.

                  (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of West Coast to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

                  (c) Certificates. West Coast shall have delivered to FNB (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Section 9.2(a) and 9.2(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by West Coast's Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as FNB and its counsel shall request.

                  (d) Affiliates Agreements. FNB shall have received from each affiliate of West Coast the affiliates letter referred to in Section
         8.14 of this Agreement, to the extent necessary to assure in the reasonable judgment of FNB that the transactions contemplated hereby will qualify for pooling-of-interests accounting treatment.

         9.3 Conditions to Obligations of West Coast. The obligations of West Coast to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by West Coast pursuant to Section 11.7(b) of this Agreement:

                  (a) Representations and Warranties. For purposes of this
         Section 9.3(a), the accuracy of the representations and warranties of FNB set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of FNB set forth in Section
         6.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimus in amount). The representations and warranties of FNB set forth in Section 6.11 of this Agreement shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of FNB set forth in this Agreement (including the representations and warranties set forth in Sections 6.3 and 6.11) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on FNB; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material
         Adverse Effect" shall be deemed not to include such qualifications.

                  (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of FNB to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

                  (c) Certificates. FNB shall have delivered to West Coast (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Section 9.3(a) and 9.3(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by FNB's Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Southwest and its counsel shall request.

                  (d) Fairness Opinion. West Coast shall have received from Advest, Inc. a letter, dated not more than five business days prior to the date of the Proxy Statement, to the effect that, in the opinion of such firm, the Exchange Ratio plus the payment of the dividends to West Coast Shareholders pursuant to Section 8.6 hereof is fair, from a financial point of view, to the holders of West Coast Common Shares.

                  (e) Payment of Consideration. FNB shall have delivered to Exchange Agent the consideration to be paid to holders of the West Coast Common Shares pursuant to Sections 3.1 and 3.4 of this Agreement.

                  (f) Price Condition. The Average Market Price of a share of FNB Common Stock shall not be less than $20.625.

                  (g) Opinion of Counsel. West Coast shall have received a written opinion of Smith, Gambrell & Russell, LLP counsel to FNB, dated as of the Effective Time, with respect to such matters and in such form as shall be agreed upon between such firm and West Coast.

                                   ARTICLE 10

                                   TERMINATION

         10.1 Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of West Coast, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

                  (a) By mutual written consent of the Board of Directors of FNB and the Board of Directors of West Coast; or

                  (b) By the Board of Directors of either FNB or West Coast (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of West Coast and Section 9.3(a) in the case of FNB or in material breach of any covenant or other agreement contained in this Agreement) in the event of an inaccuracy of any representation or warranty of the other Party contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such inaccuracy and which inaccuracy would provide the terminating Party the ability to refuse to consummate the Merger under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of West Coast and
         Section 9.3(a) of this Agreement in the case of FNB; or

                  (c) By the Board of Directors of either FNB or West Coast in the event of a material breach by the other Party of any covenant, agreement or obligation contained in this Agreement which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach; or

                  (d) By the Board of Directors of either FNB or West Coast in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the shareholders of West Coast fail to vote their approval of this Agreement and the transactions contemplated hereby as required by the FBCA at the Shareholders' Meeting where the transactions were presented to such shareholders for approval and voted upon; or

                  (e) By the Board of Directors of either FNB or West Coast in the event that the Merger shall not have been consummated by September 30, 1997, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(e); or

                  (f) By FNB in the event dissenters' rights are claimed, pursuant to the applicable provisions of the FBCA, by persons owning in the aggregate more than 10% of the issued and outstanding West Coast Common Shares; or

                  (g) By West Coast, if its Board of Directors determines by a vote of a majority of the members of its entire Board of Directors, upon written notice to FNB at least 24 hours prior to the closing, if the Average Market Price of FNB Common Shares shall be less than $20.625; or

                  (h) By the Board of Directors of either FNB or West Coast (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of West Coast and Section 9.3(a) in the case of FNB or in material breach of any covenant or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 10.1(e) of this Agreement; or

                  (i) By West Coast, if at any time prior to the Effective Time, the fairness opinion of Advest, Inc. is withdrawn; or

                  (j) By West Coast if prior to the Effective Time, a corporation, partnership, person or other entity or group shall have made a bona fide Acquisition Proposal that the West Coast Board determines in its good faith judgment and in the exercise of its fiduciary duties, with respect to legal matters on the written opinion of an investment banking firm of national reputation, is more favorable to the West Coast stockholders and that the failure to terminate this Agreement and accept such alternative Acquisition Proposal would be inconsistent with the proper exercise of such fiduciary duties.

         10.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 10.1 of this Agreement, this Agreement shall become void and have no effect, except that (i) the provisions of this Section 10.2 and 11.1 and Section 8.5 of this Agreement shall survive any such termination and abandonment, and (ii) a termination pursuant to Sections 10.1(b), 10.1(c), or 10.1(f) of this Agreement shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination; provided, further, that in the event of any termination of this Agreement following the occurrence of an Initial Triggering Event (as defined in the Stock Option Agreement) (other than termination due to (A) the failure of FNB to satisfy a condition to closing, (B) failure to obtain the requisite approval of West Coast shareholders following a favorable recommendation by the West Coast Board, or (C) the withdrawal by the West Coast financial advisor of its fairness opinion), FNB shall be entitled to a cash payment from West Coast in an amount equal to $500,000 upon the occurrence of any Subsequent Triggering Event (as defined in the Stock Option Agreement) within twelve months following the date of such termination (or such longer period as shall exist under the Stock Option Agreement until the occurrence of an Exercise Termination Date (as defined in the Stock Option Agreement)). In the event this Agreement is terminated as a result of FNB's failure to satisfy any of its representations, warranties or covenants set forth herein, FNB shall reimburse West Coast for its reasonable out-of-pocket expenses relating to the Merger in an amount not to exceed $250,000, which amount shall not be deemed an exclusive remedy or liquidated damages.

         10.3 Non-Survival of Representations and Covenants. The respective representations and warranties of the Parties shall not survive the Effective Time. All agreements of the Parties to this Agreement which by their terms are to be performed following the Effective Time shall survive the Effective Time until performed in accordance with their terms.

                                   ARTICLE 11

                                  MISCELLANEOUS

         11.1 Definitions.

         (a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

                  "1933 Act" shall mean the Securities Act of 1933, as amended.

                  "1934 Act" shall mean the Securities Exchange Act of 1934, as amended.

                  "Acquisition Proposal" with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of, or other business combination involving such Party or any of its Subsidiaries or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, such Party or any of its Subsidiaries (other than the transactions contemplated or permitted by this Agreement).

                  "Affiliate" of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person.

                  "Agreement" shall mean this Agreement and Plan of Merger, including the Exhibits delivered pursuant hereto and incorporated herein by reference.

                  "Assets" of a Person shall mean all of the assets, properties, businesses, and rights of such Person of every kind, nature, character, and description, whether real, personal, or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

                  "Average Market Price" shall mean the average of the high bid and low asked prices of such common stock in the over-the-counter market for the ten consecutive trading days prior to the Determination Date, as reported by Nasdaq (or, if not reported thereby, any other authoritative source selected by FNB).

                  "BHC Act" shall mean the Federal Bank Holding Company Act of 1956, as amended.

                  "Confidentiality Agreements" shall mean those certain Confidentiality Agreement referenced to in Section 8.5.

                  "Consent" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person.

                  "Contract" shall mean any written agreement, commitment, contract, note, bond, mortgage, indenture, instrument, lease, obligation, license, plan, of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock or Assets.

                  "Default" shall mean (i) any breach or violation of or default under any Contract, or (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any liability under, any Contract, Order, where, in any such event, such default is reasonably likely to have a Material Adverse Effect on a Party.

                  "Derivatives Contract" shall have the meaning set forth in
         Section 5.20 hereof.

                  "Determination Date" shall mean the fifth business day prior to the Effective Time.

                  "Effective Time" shall have the meaning set forth in Section
         1.3 hereof.

                  "Environmental Laws" shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) and which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq., and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                  "ERISA Affiliate" shall have the meaning set forth in Section 5.12(c) hereof.

                  "Exchange Agent" shall have the meaning set forth in Section
         4.1 hereof.

                  "Exchange Ratio" shall have the meaning set forth in Section 3.1(c) hereof.

                  "Exhibits" 1 and 2 shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

                  "FBCA" shall mean the Florida Business Corporation Act.

                  "FNB" shall have the meaning set forth in the first paragraph hereof.

                  "FNB Capital Stock" shall mean, collectively, the FNB Common Stock, the FNB Preferred Stock, and any other class or series of capital stock of FNB.

                  "FNB Common Stock" shall mean the $2 par value common stock of FNB.

                  "FNB Companies" shall mean, collectively, FNB and all FNB Subsidiaries.

                  "FNB Disclosure Memorandum" shall mean the written information entitled "FNB Corporation Disclosure Memorandum" delivered prior to the date of this Agreement to Southwest describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made.

                  "FNB Financial Statements" shall mean (i) the consolidated statements of condition (including related notes and schedules, if any) of FNB as of June 30, 1996, and as of December 31, 1995 and 1994, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for the six months ended June 30, 1996, and for each of the three years ended December 31, 1995, 1994, and 1993, as filed by FNB in SEC Documents, and (ii) the consolidated statements of condition of FNB (including related notes and schedules, if any) and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to June 30, 1995.

                  "FNB Preferred Stock" shall mean the $10 par value preferred stock of FNB.

                  "FNB SEC Reports" shall have the meaning set forth in Section 6.4(a) hereof.

                  "FNB Subsidiaries" shall mean the Subsidiaries of FNB, which shall include any corporation, bank, savings association, or other organization acquired as a Subsidiary of FNB in the future and owned by FNB at the Effective Time.

                  "Florida Articles of Merger" shall mean the Articles of Merger to be executed by the Parties and filed with the Secretary of State of the State of Florida relating to the Merger as contemplated by Section
         1.3 of this Agreement.

                  "GAAP" shall mean generally accepted accounting principles in the United States consistently applied during the periods involved applicable to banks or bank holding companies, as the case may be.

                  "Hazardous Material" shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental
         Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).

                  "HSR Act" shall mean Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

                  "Indemnified Party" shall have the meaning set forth in
         Section 8.13 hereof.

                  "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

                  "Knowledge" as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean the personal knowledge of the chairman, president, chief financial officer, chief accounting officer, chief credit officer, general counsel, any assistant or deputy general counsel, or any senior or executive vice president of such Person and the knowledge of any such persons obtained or which would have been obtained from a reasonable investigation.

                  "Law" shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, liabilities, or business, including those promulgated, interpreted, or enforced by any Regulatory Authority.

                  "Lien" with respect to any Asset shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention, or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable,(ii) for depository institution Subsidiaries of a Party, pledges to secure deposits, and (iii) other Liens incurred in the ordinary course of the banking business.

                  "Litigation" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice by any Person alleging potential liability.

                  "Loan Property" shall mean any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or its Subsidiary holds a security or other interest (including an interest in a fiduciary capacity) where required by the context, includes the owner or operator of such property, but only with respect to such property.

                  "Material Adverse Effect" on a Party shall mean an event, change, or occurrence which, individually or together with any other event, change, or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "Material Adverse Effect" shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (c) actions and omissions of a Party (or any of its Subsidiaries) taken with the prior informed consent of the other Party in contemplation of the transactions contemplated hereby, (d) circumstances affecting regional bank holding companies generally, and (e) the Merger and compliance with the provisions of this Agreement on the operating performance of the Parties.

                  "Merger" shall have the meaning set forth in Section 1.1 hereof.

                  "Nasdaq" shall mean the Nasdaq Stock Market.

                  "Order" shall mean any decree, injunction, judgment, order, decision or award, ruling, or writ of any federal, state, local, or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

                  "Participation Facility" shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

                  "Party" shall mean either West Coast or FNB, and "Parties" shall mean both West Coast and FNB.

                  "PBCL" shall mean the Pennsylvania Business Corporation Law.

                  "Permit" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person.

                  "Person" shall mean a natural person or any legal, commercial, or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

                  "Proxy Statement" shall mean the proxy statement used by West Coast to solicit the approval of its shareholders of the transactions contemplated by this Agreement, which shall include the prospectus of FNB relating to the issuance of the FNB Common Stock to holders of West Coast Common Shares.

                  "Registration Statement" shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by FNB under the 1933 Act with respect to the shares of FNB Common Stock to be issued to the shareholders of West Coast in connection with the transactions contemplated by this Agreement.

                  "Regulatory Authorities" shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, the SEC, NASD, NASDAQ, and all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries.

                  "Rights" shall mean all calls, commitments, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or any contracts, commitments, or other arrangements may be bound to issue additional shares of its capital stock, or options, warrants, rights to purchase or acquire any additional shares of the capital stock.

                  "SEC" shall mean the Securities and Exchange Commission.

                  "SEC Documents" shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

                  "Securities Laws" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

                  "Shareholders' Meeting" shall mean the meeting of the shareholders of West Coast to be held pursuant to Section 8.1 of this Agreement, including any adjournment or adjournments thereof.

                  "Southwest" shall have the meaning set forth in the first paragraph hereof.

                  "Stock Option Agreement" shall have the meaning set forth in the Preamble hereof.

                  "Subsidiaries" shall mean all those corporations, banks, associations, or other entities of which the entity in question owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

                  "Surviving Corporation" shall mean Southwest as the surviving corporation resulting from the Merger or in the event the FNB/Southwest Merger has not be consummated prior to the Effective Time, such other wholly-owned Subsidiary of FNB substituted in place of Southwest as a Party to this Agreement.

                  "Takeover Laws" shall have the meaning set forth in Section
         5.18 hereof.

                  "Tax" or "Taxes" shall mean all federal, state, local, and foreign taxes, charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by the United States or any state, local, foreign government or subdivision or agency thereof, including any interest, penalties or additions thereto.

                  "Tax Opinion" shall have the meaning set forth in Section 9.1(g) hereof.

                  "Taxable Period" shall mean any period prescribed by any governmental authority, including the United States or any state, local, foreign government or subdivision or agency thereof for which a Tax Return is required to be filed or Tax is required to be paid.

                  "Tax Return" shall mean any report, return, information return, or other information required to be supplied to a taxing authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

                  "West Coast" shall have the meaning set forth in the first paragraph hereof.

                  "West Coast Benefits Plans" shall have the meaning set forth in Section 5.12(a) hereof.

                  "West Coast Common Shares" shall mean the $1.00 par value common shares of West Coast.

                  "West Coast Companies" shall mean, collectively, West Coast and all West Coast Subsidiaries.

                  "West Coast Contract" shall have the meaning set forth in
         Section 5.13.

                  "West Coast Disclosure Memorandum" shall mean the written information entitled "West Coast Corporation Disclosure Memorandum" delivered prior to the date of this Agreement to FNB describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

                  "West Coast ERISA Plan" shall have the meaning set forth in
         Section 5.12(a) hereof.

                  "West Coast Financial Statements" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of West Coast as of June 30, 1996, and as of December 31, 1995 and 1994, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for the six months ended June 30, 1996, and for each of the three fiscal years ended December 31, 1995, 1994, and 1993, as filed by West Coast in SEC Documents, and (ii) the consolidated balance sheets of West Coast (including related notes and schedules, if any) and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to June 30, 1996.

                  "West Coast Options" shall have the meaning set forth in
         Section 3.5(a) hereof.

                  "West Coast Pension Plan" shall have the meaning set forth in
         Section 5.12(a) hereof.

                  "West Coast SEC Reports" shall have the meaning set forth in
         Section 5.5(a) hereof.

                  "West Coast Stock Plans" shall mean the existing stock option and other stock-based compensation plans and warrant instruments of West Coast set forth in Section 3.5 of the West Coast Disclosure Memorandum.

                  "West Coast Subsidiaries" shall mean the Subsidiaries of West Coast, which shall include the West Coast Subsidiaries described in
         Section 5.4 of this Agreement and any corporation, bank, savings association, or other organization acquired as a Subsidiary of West Coast in the future and owned by West Coast at the Effective Time.

         (b) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

         11.2 Expenses.

         (a) Except as otherwise provided in this Section 11.2, each of FNB and West Coast shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration, and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that each of FNB and West Coast shall bear and pay one-half of the printing costs incurred in connection with the printing of the Registration Statement and the Proxy Statement.

         (b) Nothing contained in this Section 11.2 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the nonbreaching Party.

         11.3 Brokers and Finders. Except for Advest, Inc. as to West Coast and except for The Robinson-Humphrey Company, Inc. as to FNB, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder in connection with this

Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by West Coast or FNB, each of West Coast and FNB, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

         11.4 Entire Agreement. Except as otherwise expressly provided herein, this Agreement constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral (except for the Confidentiality Agreements). Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Sections 8.13 of this Agreement.

         11.5 Amendments. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties, whether before or after shareholder approval of this Agreement has been obtained; provided, that after any such approval by the holders of West Coast Common Shares, there shall be made no amendment that reduces or modifies in any material respect the consideration to be received by holders of West Coast Common Shares without the further approval of such shareholders.

         11.6 Obligations of FNB. Whenever this Agreement requires FNB (including the Surviving Corporation) to take any action, such requirement shall be deemed to include an undertaking by FNB to cause the FNB Subsidiaries to take such action.

         11.7 Waivers.

         (a) Prior to or at the Effective Time, FNB, acting through its Board of Directors, chief executive officer, president or other authorized officer, shall have the right to waive any default in the performance of any term of this Agreement by West Coast, to waive or extend the time for the compliance or fulfillment by West Coast of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of FNB under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of FNB.

         (b) Prior to or at the Effective Time, West Coast, acting through its Board of Directors, chief executive officer, president or other authorized officer, shall have the right to waive any default in the performance of any term of this Agreement by FNB, to waive or extend the time for the compliance or fulfillment by FNB of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of West Coast under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of West Coast.

         (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

         11.8 Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and assigns.

         11.9 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:



        West Coast:           2724 Del Prado Boulevard South
                              Cape Coral, Florida  33904
                              Telecopy Number: 941-772-2096
                              Attention:  Michael P. Geml, President

        Copy to Counsel:      Carlton, Fields, Ward, Emanuel, Smith & Cutler, P.A.
                              One Harbour Place
                              777 S. Harbour Island Boulevard
                              Tampa, Florida  33602-5799
                              Telecopy Number: 813-229-4133
                              Attention: Richard A. Denmon

        FNB:                  Hermitage Square
                              Hermitage, PA 16148
                              Telecopy Number: 412-983-3515
                              Attention:  Peter Mortensen
                                          Chairman of the Board and
                                          President
                              copy to:    John Waters, Vice President and
                                          Chief Financial Officer

        Southwest:            2911 Tamiami Trail North
                              Naples, Florida 33940
                              Telecopy Number: 941-435-7658
                              Attention: Gary L. Tice, Chairman of the Board,
                                         President and Chief Executive Officer

       Copy to Counsel:      Smith, Gambrell & Russell, LLP
                             3343 Peachtree Road, NE
                             Suite 1800
                             Atlanta, Georgia 30326
                             Telecopy Number: 404-264-2652
                             Attention:  Robert C. Schwartz


         11.10 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the Commonwealth of Pennsylvania, without regard to any applicable conflicts of Laws, except to the extent that the Laws of the State of Florida relate to the consummation of the Merger.

         11.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

         11.12 Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

         11.13 Enforcement of Agreement. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

         11.14 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

         IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.

                     F.N.B. CORPORATION


                     By: /s/ Peter Mortensen
                         -----------------------------------------------------
                         Name:  Peter Mortensen
                         Title:  Chairman of the Board and President

                     SOUTHWEST BANKS, INC.


                     By: /s/ Gary L. Tice
                         -----------------------------------------------------
                         Name:   Gary L. Tice
                         Title:  Chairman of the Board, President, and Chief
                                 Executive Officer

                      WEST COAST BANCORP, INC.


                      By: /s/ Michael P. Geml
                         -----------------------------------------------------
                          Name: Michael P. Geml
                          Title: President

                                                                       EXHIBIT 1



                             STOCK OPTION AGREEMENT

         STOCK OPTION AGREEMENT, dated November 15, 1996, between F.N.B. Corporation, a Pennsylvania corporation ("FNB") and West Coast Bancorp, Inc., a Florida corporation ("West Coast").

                              W I T N E S S E T H :

         WHEREAS, FNB and West Coast have entered into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), which agreement has been executed by the parties hereto prior to this Agreement; and

         WHEREAS, as a condition and inducement to FNB's pursuit of the transactions contemplated by the Merger Agreement and in consideration therefor, West Coast has agreed to grant FNB the Option (as hereinafter defined):

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

         1. (a) West Coast hereby grants to FNB an irrevocable option (the "Option") to purchase, subject to the terms hereof, up to 426,991 authorized but unissued fully paid and nonassessable Common Shares, $1.00 par value, of West Coast ("Common Shares"), at a price per Share equal to $15.00 (as adjusted as set forth herein, the "Option Price"); provided, that in no event shall the number of Shares for which this Option is exercisable, when combined with the West Coast Common Shares beneficially owned at such time by FNB, exceed 19.9% of the issued and outstanding Common Shares. The number of Common Shares that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

         (b) In the event that any additional Common Shares are issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement), the number of Common Shares subject to the Option shall be increased so that, after such issuance, it equals 19.9% of the number of Common Shares then issued and outstanding including Common Shares beneficially by FNB, but without giving effect to any Shares subject or issued pursuant to the Option. Nothing contained in this Section 1(b) or elsewhere in this Agreement shall be deemed to authorize West Coast or FNB to breach any provision of the Merger Agreement.

         2. (a) Subject to compliance with applicable laws and regulations, the Holder (as hereinafter defined) may exercise the Option, notwithstanding the provisions of the Confidentiality Agreements (as defined in the Merger Agreement) in whole or part, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined). Each of the following shall be an Exercise Termination Event: (i) the Effective Time (as defined in the Merger Agreement) of the Merger; (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event (other than termination due to (A) the failure of FNB to satisfy a condition to closing, (B) failure to obtain the requisite approval of West Coast shareholders following a favorable recommendation by the West Coast Board, or (C) the withdrawal by the West Coast financial advisor of its fairness opinion); (iii) the passage of 12 months (or such longer period as provided in Section 10) after termination of the Merger Agreement if such termination follows the occurrence of an Initial Triggering Event; or (iv) such other date as to which the Holder and West Coast agree. The term "Holder" shall mean the holder or holders of the Option. The rights set forth in Sections 7 and 9 shall terminate when the right to exercise the Option terminates (other than as a result of a complete exercise of the Option) as set forth herein.

         (b) The term "Initial Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:

                  (i) West Coast or any of its Subsidiaries (as hereinafter defined) (each a "West Coast Subsidiary"), without having received FNB's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934 (the "1934 Act"), and the rules and regulations thereunder) other than FNB or any of its Subsidiaries (each a "FNB Subsidiary") or the Board of Directors of West Coast shall have recommended that the shareholders of West Coast approve or accept any Acquisition Transaction other than as contemplated by the Merger Agreement or this Agreement. For purposes of this Agreement, (a) "Acquisition Transaction" shall mean (x) a merger or consolidation, or any similar transaction, involving West Coast or any Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the "SEC")) of West Coast, (y) a purchase, lease or other acquisition of all or substantially all of the assets or deposits of West Coast or any Significant Subsidiary of West Coast, or (z) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 15% or more of the voting power of West Coast or any Significant Subsidiary of West Coast, and (b) "Subsidiary" shall have the meaning set forth in Rule 12b-2 under the 1934 Act;


                  (ii) Any person (excluding the officers and directors of West Coast) other than FNB, any FNB Subsidiary or any West Coast Subsidiary acting in a fiduciary capacity shall have acquired beneficial ownership or the right to acquire beneficial ownership of 15% or more of the outstanding Common Shares (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the 1934 Act, and the rules and regulations thereunder);

                  (iii) The shareholders of the West Coast shall not have approved the transactions contemplated by the Merger Agreement at the meeting held for that purpose or any adjustment thereof, or such meeting shall not have been held or shall have been canceled prior to termination of the Merger Agreement, in either case, after West Coast's Board of Directors shall have withdrawn or modified (or publicly announced its intention to withdraw or modify or interest in withdrawing or modifying) its recommendation that the shareholders of West Coast approve the transactions contemplated by the Merger Agreement, or West Coast or any West Coast Subsidiary, without having received FNB's prior written consent, shall have authorized, recommended, proposed (or publicly announced its intention to authorize, recommend or propose or interest in authorizing, recommending or proposing) an agreement to engage in an Acquisition Transaction, with any person other than FNB or a FNB Subsidiary;

                  (iv) Any person other than FNB or any FNB Subsidiary shall have made a bona fide proposal to West Coast or its shareholders to engage in an Acquisition Transaction, which proposal has an economic value equivalent to or in excess of that of FNB.

                  (v) West Coast shall have willfully and materially breached any material covenant or obligation contained in the Merger Agreement in anticipation of engaging in an Acquisition Transaction, and such breach would entitle FNB to terminate the Merger Agreement; or

                  (v) Any person other than FNB or any FNB Subsidiary, other than in connection with a transaction to which FNB has given its prior written consent, shall have filed an application or notice with the Federal Reserve Board or other federal or state bank regulatory authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

         (c) The term "Subsequent Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:

                  (i) The acquisition by any person of beneficial ownership of 25% or more of the then outstanding Common Shares; or

                  (ii) The occurrence of the Initial Triggering Event described in clause (i) of subsection (b) of this Section 2, except that the percentage referred to in clause (z) shall be 25%.

         (d) West Coast shall notify FNB promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event (together, a "Triggering Event"), it being understood that the giving of such notice by West Coast shall not be a condition to the right of the Holder to exercise the Option.

         (e) No shares shall be issued pursuant to the exercise of this Option if (i) at the time of the Initial Triggering Event and at the time of exercise, FNB is in material breach under the Merger Agreement, or (ii) a preliminary or permanent injunction has been issued by a court of proper jurisdiction.


         (f) In the event the Holder is entitled to and wishes to exercise the Option, it shall send to West Coast a written notice prior to an Exercise Termination Event (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 10 business days from the Notice Date for the closing of such purchase (the "Closing Date"); provided that if prior notification to or approval of the Federal Reserve Board or any other regulatory agency is required in connection with such purchase, the Holder shall promptly file the required notice or application for approval, shall promptly notify the West Coast of such filing, and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

         (g) At the closing referred to in subsection (e) of this Section 2, the Holder shall pay to West Coast the aggregate purchase price for the Common Shares purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by West Coast, provided that failure or refusal of West Coast to designate such a bank account shall not preclude the Holder from exercising the Option.

         (h) At such closing, simultaneously with the delivery of immediately available funds as provided in subsection (f) of this Section 2, West Coast shall deliver to the Holder a certificate or certificates representing the number of Common Shares purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable thereunder. In addition, the Holder shall provide to West Coast a letter agreeing that Holder will not offer to sell or dispose of such shares in violation of applicable law or this Agreement

         (i) Certificates for Common Shares delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

         "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and West Coast and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of West Coast and will be provided to the holder hereof without charge upon receipt by West Coast of a written request therefor."

It is understood and agreed that: (1) the reference to the resale restrictions of the Securities Act of 1933 (the "1933 Act") in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to West Coast a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance satisfactory to West Coast, to the effect that such legend is not required for purposes of the 1933 Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the proceeding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

         (j) Upon the giving by the Holder to West Coast of the written notice of exercise of the Option provided for under subsection (e) of this Section 2 and the tender of the applicable purchase price in immediately available funds the Holder shall be deemed to be the holder of record of the Common Shares issuable upon such exercise, notwithstanding that the stock transfer books of West Coast shall then be closed or that certificates representing such Common Shares shall not then be actually delivered to the Holder. West Coast shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

         3. West Coast agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Shares so that the Option may be exercised without additional authorization of Common Shares after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Shares;
(ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by West Coast; (iii) promptly to take all action as may from time to time be required (including (x) complying with all premerger notification, reporting and waiting period requirements specified in 15 U.S.C. Section 18a and regulations promulgated thereunder and (y) in the event, under the Bank Holding Company Act of 1956, as amended, or any state or other federal banking law, prior approval of or notice to the Federal Reserve Board or to any state or other federal regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to the Federal Reserve Board or such state or other federal regulatory authority as they may require) in order to permit the Holder to exercise the Option and West Coast duly and effectively to issue Common Shares pursuant hereto; and (iv) promptly to take all action provided herein to protect the rights of the Holder against dilution as set forth in Section 5 hereof.

         4. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of West Coast, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of Common Shares purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by West Coast of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, West Coast will execute and deliver a new Agreement of like tenor and date.

         5. The number of Common Shares purchasable upon the exercise of the Option shall be subject to adjustment from time to time as provided in this
Section 5.

                  (a) In the event of any change in Common Shares by reason of stock dividends, splitups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares or the like, the type and number of Common Shares purchasable upon exercise hereof shall be appropriately adjusted and proper provision shall be made so that, in the event that any additional Common Shares are to be issued or otherwise become outstanding as a result of any such change (other than pursuant to an exercise of the Option), the number of Common Shares that remain subject to the Option shall be increased so that, after such issuance and together with Common Shares previously issued pursuant to the exercise of the Option (together with the number of Shares previously issued under this Option and the number of Shares otherwise beneficially owned by FNB) (as adjusted on account of any of the foregoing changes in the Common Shares), it equals 19.9% of the number of Common Shares then issued and outstanding.

                  (b) Whenever the number of Common Shares purchasable upon exercise hereof is adjusted as provided in this Section 5, the Option Price shall be adjusted by multiplying the Option Price by a fraction, the numerator of which shall be equal to the number of Common Shares purchasable prior to the adjustment and the denominator of which shall be equal to the number of Common Shares purchasable after the adjustment.

         6. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, West Coast shall, at the request of FNB delivered prior to an Exercise Termination Event (or such later period as provided in Section 10) (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the Common Shares issued pursuant hereto), promptly prepare, file and keep current a registration statement under the 1933 Act covering any shares issued and issuable pursuant to this Option and shall use its best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of any Common Shares issued upon total or partial exercise of this Option ("Option Shares") in accordance with any plan of disposition requested by FNB. West Coast will use its best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 120 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. FNB shall have the right to demand two such registrations. The first demand registration effected under this Section 6 shall be at West Coast's expense except for underwriting commissions and the fees and expenses of FNB's counsel attributable to the registration of the Common Shares. The second demand registration shall be at FNB's expense. In addition, if at any time after the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, West Coast proposes to register any of its equity securities under the 1933 Act, whether for sale for its own account or for the account of any other person, on a form and in a manner which would permit registration of the Common Shares issued pursuant hereto for sale to the public under the 1933 Act, it will each such time give prompt written notice to FNB of its intention to do so, describing such securities and specifying the form and manner and the other relevant facts involved in such proposed registration, and upon the written request of FNB delivered to the Company within 10 business days after the giving of any such notice (which request shall specify the Common Shares intended to be disposed of and the intended method or methods of disposition thereof), West Coast will use its best efforts to effect the registration under the 1933 Act of all Common Shares which West Coast has been so requested to register by FNB, to the extent requisite to permit the disposition of the Common Shares in accordance with the intended methods thereof as specified by FNB. West Coast shall be obligated to effect only one such piggy-back registration pursuant to this Section 6. FNB shall pay such incremental expenses incurred by West Coast in connection with registering the Common Shares requested to be registered by FNB pursuant to its piggy-back registration rights under this Section 6, which expenses are in addition to the expenses that West Coast would have otherwise incurred in registering equity securities under the 1933 Act. The foregoing notwithstanding, if, at the time of any request by FNB for registration of Option Shares as provided above, West Coast has initiated discussions with investment bankers concerning, or is in registration with respect to an underwritten public offering of Common Shares, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the inclusion of the Option Shares would interfere with the successful marketing of the Common Shares offered by West Coast, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; provided, however, that after any such required reduction the number of Option Shares to be included in such offering for the account of the Holder shall constitute at least 25% of the total number of shares to be sold by the Holder and West Coast in the aggregate; and provided further, however, that if such reduction occurs, then the West Coast shall file a registration statement for the balance as promptly as practical thereafter as to which no reduction pursuant to this Section 6 shall be permitted or occur and the Holder shall thereafter be entitled to one additional registration. Each such Holder shall provide all information reasonably requested by West Coast for inclusion in any registration statement to be filed hereunder. If requested by any such Holder in connection with such registration, West Coast shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements for West Coast. In any such registration, West Coast and FNB shall agree to indemnify each other on customary terms with regard to any information provided by such party. Upon receiving any request under this
Section 6 from any Holder, West Coast agrees to send a copy thereof to any other person known to West Coast to be entitled to registration rights under this
Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies.

         7. (a) Upon the occurrence of a Repurchase Event (as hereinafter defined) that occurs prior to an Exercise Termination Event, (i) at the request of the Holder, delivered prior to an Exercise Termination Event (or such later period as provided in Section 10), West Coast shall repurchase the Option from the Holder at a price (the "Option Repurchase Price") equal to the amount by which (A) the Market/Offer Price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which this Option may then be exercised and (ii) at the request of the owner of Option Shares from time to time (the "Owner"), delivered prior to the occurrence of an Exercise Termination Event (or such later period as provided in Section 10), West Coast shall repurchase such number of the Option Shares from the Owner as the Owner shall designate at a price (the "Option Share Repurchase Price") equal to the Market/Offer Price multiplied by the number of Option Shares so designated. The term "Repurchase Event" shall occur if (i) any person other than FNB or any of its Subsidiaries shall have acquired beneficial ownership, or the right to acquire beneficial ownership, or any "group" (as such term is defined under the 1934 Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of 50% or more of the then-outstanding Common Shares, or (ii) any of the transactions described in Section 8(a)(i), 8(a)(ii), or 8(a)(iii) shall be consummated. The term "Market/Offer Price" shall mean the highest of (i) the price per share of Common Shares at which a tender or exchange offer therefor has been made, (ii) the price per share of Common Shares to be paid by any third party pursuant to an agreement with West Coast, (iii) the highest closing price for Common Shares within the three-month period immediately preceding the date the Holder gives notice of the required repurchase of this Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be, or (iv) in the event of a sale of all or substantially all of West Coast's assets or deposits, the sum of the net price paid in such sale for such assets or deposits, the sum of the net price paid in such sale for such assets or deposits and the current market value of the remaining net assets of West Coast as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, divided by the number of Common Shares of West Coast outstanding at the time of such sale. In determining the Market/Offer Price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Holder or Owner, as the case may be.

         (b) The Holder and the Owner, as the case may be, may exercise its right to require West Coast to repurchase the Option and any Option Shares pursuant to this Section 7 by surrendering for such purpose to West Coast, at its principal office, a copy of this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, elects to require West Coast to repurchase this Option and/or the Option Shares in accordance with the provisions of this Section 7. As promptly as practicable, and in any event within ten business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto, West Coast shall deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price therefor or the portion thereof that West Coast is not then prohibited under applicable law and regulation from so delivering.

         (c) To the extent that West Coast is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Option and/or the Option Shares in full, West Coast shall immediately so notify the Holder and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to the Holder and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within ten business days after the date on which West Coast is no longer so prohibited; provided, however, that if West Coast at any time after delivery of a notice of repurchase pursuant to paragraph (b) of this Section 7 is prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivery to the Holder and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in full (and West Coast hereby undertakes to use its best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), the Holder or Owner may revoke its notice of repurchase of the Option or the Option Shares whether in whole or to the extent of the prohibition, whereupon, in the latter case, West Coast shall promptly (i) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Purchase Price or the Option Share Repurchase Price that West Coast is not prohibited from delivering, and (ii) deliver, as appropriate, either (A) to the Holder, a new Agreement evidencing the right of the Holder to purchase that number of Common Shares obtained by multiplying the number of Common Shares for which the surrendered Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, or (B) to the Owner, a certificate for the Option Shares it is then so prohibited from repurchasing.

         8. (a) In the event that, prior to an Exercise Termination Event, West Coast shall enter into an agreement (i) to consolidate with or merge into any person, other than FNB or a FNB Subsidiary, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than FNB or a FNB Subsidiary, to merge into West Coast and West Coast shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding Common Shares shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding Common Shares shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its or any Significant Subsidiary's assets or deposits to any person, other than FNB or a FNB Subsidiary, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of the Holder, of either (x) the Acquiring Corporation (as hereinafter defined) or (y) any person that controls the Acquiring Corporation.

    (b) The following terms have the meanings indicated:

         (i) "Acquiring Corporation" shall mean (i) the continuing or surviving corporation of a consolidation or merger with West Coast (if other than West Coast), (ii) West Coast in a merger in which West Coast is the continuing or surviving person, and (iii) the transferee of all or substantially all of West Coast's assets or deposits (or the assets or deposits of a Significant Subsidiary of West Coast).

         (ii) "Substitute Common Shares" shall mean the common shares issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

         (iii) "Assigned Value" shall mean the Market/Offer Price, as defined in
    Section 7.

         (iv) "Average Price" shall mean the average closing price of the Substitute Common Share for the one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the substitute Common Shares on the day preceding such consolidation, merger or sale; provided that if West Coast is the issuer of the Substitute Option, the Average Price shall be computed with respect to common shares issued by the person merging into West Coast or by any company which controls or is controlled by such person, as the Holder may elect.

    (c) The Substitute Option shall have the same terms as the Option, provided, that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this

Agreement (after giving effect for such purpose to the provisions of Section 9), which agreement shall be applicable to the Substitute Option.

    (d) The Substitute Option shall be exercisable for such number of Substitute Common Shares as is equal to the Assigned Value multiplied by the number of Common Shares for which the Option is then exercisable, divided by the Average Price. The exercise price of the Substitute Option per Substitute Common Share shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of Common Shares for which the Option is then exercisable and the denominator of which shall be the number of Substitute Common Shares for which the Substitute Option is exercisable.

    (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for a number of shares which together with shares of the Acquiring Corporation then beneficially owned by FNB, constitutes more than 19.9% of the shares of Substitute Common Shares outstanding prior to exercise of the Substitute Option.

         9. (a) At the request of the holder of the Substitute Option (the "Substitute Option Holder"), the issuer of the Substitute Option (the "Substitute Option West Coast") shall repurchase the Substitute Option from the Substitute Option Holder at a price (the "Substitute Option Repurchase Price") equal to the amount by which (i) the Highest Closing Price (as hereinafter defined) exceeds (ii) the exercise price of the Substitute Option, multiplied by the number of Substitute Common Shares for which the Substitute Option may then be exercised, and at the request of the owner (the "Substitute Share Owner") of shares of Substitute Common Shares (the "Substitute Shares"), the Substitute Option West Coast shall repurchase the Substitute Shares at a price (the "Substitute Share Repurchase Price") equal to the Highest Closing Price multiplied by the number of Substitute Shares so designated. The term "Highest Closing Price" shall mean the highest closing price for shares of Substitute Common Shares within the three-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Shares, as applicable.

         (b) The Substitute Option Holder and the Substitute Share Owner, as the case may be, may exercise its respective right to require the Substitute Option West Coast to repurchase the Substitute Option and the Substitute Shares pursuant to this Section 9 by surrendering for such purpose to the Substitute Option West Coast, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Agreement) and certificates for Substitute Shares accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option West Coast to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provisions of this Section 9. As promptly as practicable, and in any event within ten business days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option West Coast shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price therefor or the portion thereof which the Substitute Option West Coast is not then prohibited under applicable law and regulation from so delivering.

         (c) To the extent that the Substitute Option West Coast is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Substitute Option and/or the Substitute Shares in part or in full, the Substitute Option West Coast shall immediately so notify the Substitute Option Holder and/or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within ten business days after the date on which the Substitute Option West Coast is no longer so prohibited; provided, however, that if the Substitute Option West Coast is at any time after delivery of a notice of repurchase pursuant to subsection (b) of this Section 9 prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to the substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, in full (and the Substitute Option West Coast shall use its best efforts to receive all required regulatory and legal approvals as promptly as practicable in order to accomplish such repurchase), the Substitute Option Holder or Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, the Substitute Option West Coast shall promptly (i) deliver to the Substitute Option Holder or Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option West Coast is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of the Substitute Common Shares obtained by multiplying the number of Substitute Common Shares for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less the portion thereof theretofore delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price, or (B) to the Substitute Share Owner, a certificate for the Substitute Option Shares it is then so prohibited from repurchasing.

         10. The periods for exercise of certain rights under Sections 2, 6, 7, 9 and 12 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights (for so long as the Holder is using commercially reasonable efforts to obtain such regulatory approvals), and for the expiration of all statutory waiting periods; and (ii) to the extent necessary to avoid liability under Section 16(b) of the 1934 Act by reason or such exercise.

         11. West Coast hereby represents and warrants to FNB as follows:

         (a) West Coast has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of West Coast and no other corporate proceedings on the part of West Coast are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by West Coast.

         (b) West Coast has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of Common Shares equal to the maximum number of Common Shares at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant thereto, will be duly authorized, validly issued, fully paid, nonassessable.

         12. Neither of the parties hereto may assign any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event, FNB, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder following such Subsequent Triggering Event; provided, however that until the date 30 days following the date on which the Federal Reserve Board has approved applications by FNB to acquire the Common Shares subject to the Option, FNB may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of issuer, (iii) an assignment to a single party (i.e., a broker or investment banker) for the purpose of conducting a widely disbursed public distribution on FNB's behalf, or (iv) any other manner approved by the Federal Reserve Board.

         13. Each of FNB and West Coast will use its best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including without limitation applying to the Federal Reserve Board under the Bank Holding Company Act for approval to acquire the shares issuable hereunder, but FNB shall not be obligated to apply to state banking authorities for approval to acquire the Common Shares issuable hereunder until such time, if ever, as it deems appropriate to do so.

         14. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief.

         15. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or West Coast is not permitted to repurchase pursuant to Section 7, the full number of Common Shares provided in
Section 1(a) hereof (as adjusted pursuant to Section 5 hereof), it is the express intention of West Coast to allow the Holder to acquire or to require West Coast to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

         16. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by fax, telecopy, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

         17. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

         18. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

         19. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

         20. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assignees. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors except as assignees, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

         21. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.

         IN WITNESS WHEREOF, each of the parties had caused this Agreement to be executed on its behalf by their officers thereunto duly authorized, all as the date first above written.


                               F.N.B. CORPORATION

                               By:  /s/  Peter Mortensen
                                   --------------------------------------
                               Name: Peter Mortensen
                               Title: Chairman of the Board and President


                               WEST COAST BANCORP,  INC.

                               By:  /s/  Michael P. Geml
                                   --------------------------------------
                               Name: Michael P. Geml
                               Title: President

                                                                       EXHIBIT 2


                    FORM OF AFFILIATE LETTER ADDRESSED TO FNB


FNB Corporation
3320 East State Street
Hermitage Square
Hermitage, Pennsylvania 16148


Ladies and Gentlemen:



        I have been advised that as of the date hereof I may be deemed to be an "affiliate" of West Coast Bancorp, Inc., a Florida corporation ("West Coast"), as the term "affiliate" is (i) defined for purposes of paragraphs (c) and (d) of Rule 145 ("Rule 145") of the Rules and Regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), and/or (ii) used in and for purposes of Accounting Series, Releases 130 and 135, as amended, of the Commission. I have been further advised that pursuant to the terms of the Agreement and Plan of Merger dated as of November 15, 1996 (the "Merger Agreement"), by and among F.N.B. Corporation, a Pennsylvania corporation ("FNB"), Southwest Banks, Inc. ("Southwest"), a Florida corporation which will be a wholly-owned subsidiary of FNB on or about January 19, 1997 pursuant to the terms of that certain Agreement and Plan of Merger dated February 2, 1996 among Southwest, FNB and Southwest Affiliation Corporation, a wholly owned subsidiary of FNB) and West Coast, West Coast will be merged with and into Southwest (the "Merger"), and that as a result of the Merger, I may receive shares of FNB Common Stock (as defined in the Merger Agreement), in exchange for shares of West Coast Common Stock (as defined in the Merger Agreement) owned by me.

         I represent, warrant and covenant to FNB that in the event I receive any FNB Common Stock as a result of the Merger:

                  1. I shall not make any sale, transfer or other disposition of the FNB Common Stock in violation of the Act or the Rules and Regulations.

                  2. I have carefully read this letter and the Agreement and discussed its requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of FNB Common Stock to the extent I believed necessary, with my counsel or counsel for West Coast.

                  3. I have been advised that the issuance of FNB Common Stock to me pursuant to the Merger has been registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, since the time the Merger was submitted for a vote of the stockholders of West Coast, I may be deemed to have been an affiliate of FNB and the distribution by me of the FNB Common Stock has not been registered under the Act, and that I may not sell, transfer or otherwise dispose of FNB Common Stock issued to me in the Merger unless (i) such sale, transfer or other disposition has been registered under the Act, (ii) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act, or (iii) in the opinion of counsel reasonably acceptable to FNB, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

                  4. I understand that FNB is under no obligation to register the sale, transfer or other disposition of the FNB Common Stock by me or on my behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

                  5. I also understand that stop transfer instructions will be given to FNB's transfer agents with respect to the FNB Common Stock and that there will be placed on the certificates for the FNB Common Stock issued to me, or any substitutions therefor, a legend stating in substance:

                           The securities represented by this certificate have
                  been issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies and may only be sold or otherwise transferred in compliance with the requirements of Rule 145 or pursuant to a registration statement under said act or an exemption from such registration.

                  6. I also understand that unless the transfer by me of my FNB Common Stock has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, FNB reserves the right to put the following legend on the certificates issued to my transferee:

                           The shares represented by this certificate have not
                  been registered under the Securities Act of 1933 and were acquired from a person who received such shares in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of Securities Act of 1933 and may not be sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933.

         It is understood and agreed that the legends set forth in paragraphs 5 and 6 above shall be removed by delivery of substitute certificates without such legend if the undersigned shall have delivered to FNB a copy of a letter from the staff of the Commission, or an opinion of counsel in form and substance reasonably satisfactory to FNB, to the effect that such legend is not required for purposes of the Act.

        I further represent to and covenant with FNB that from the date that is 30 days prior to the Effective Time (as defined in the Merger Agreement) I will not sell, transfer or otherwise dispose of shares of West Coast Common Stock held by me and that I will not sell, transfer or otherwise dispose of any shares of FNB Common Stock received by me in the Merger or other shares of FNB Capital Stock (as defined in the Merger Agreement) until after such time as results covering at least 30 days of combined operations of FNB and West Coast have been published by FNB, in the form of a quarterly earnings report, an effective registration statement filed with the Commission, a report to the Commission on Form 10-K, 10-Q, or 8-K, or any other public filing or announcement which includes the results of at least 30 days of combined operations; provided, however, that this paragraph shall not prevent me from selling, transferring or disposing of such number of shares of West Coast Common Stock or FNB Capital Stock as will not, in the reasonable judgment of accountants to FNB, interfere with or prevent the Merger being accounted for as a "pooling of interests", taking into account the nature, extent and timing of such sale, transfer or disposition and of similar sales, transfers or dispositions by all other affiliates of West Coast and all affiliates of FNB.

         I understand that pursuant to the Merger Agreement, no certificate for FNB Common Stock shall be delivered to me in exchange for certificates representing West Coast Common Stock until I have executed and delivered this agreement.


                                Very truly yours,




                                By:
                                  -----------------------------------
                                Name:


Accepted this ______ day of
         , 1996, by

F.N.B. Corporation


By:
-----------------------------
Name:
Title: